================================================================================


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                  LANGER, INC.,

                       LANGER CANADA, INC., AS PURCHASER,

                                       AND

 RAYNALD HENRY, MICHELINE GADOURY (HENRY) AND 9117-3419 QUEBEC INC., AS SELLERS

                             OF THE CAPITAL STOCK OF

                             BI-OP LABORATORIES INC.

                          DATED AS OF JANUARY 13, 2003


================================================================================


PREAMBLE..........................................................................................................1


ARTICLE I.........................................................................................................1


DEFINITIONS.......................................................................................................1


   1.1   Definitions..............................................................................................1

   1.2   Interpretation...........................................................................................8

ARTICLE II........................................................................................................8


PURCHASE OF SECURITIES; CONSIDERATION.............................................................................8


   2.1   Purchase of Securities...................................................................................8

   2.2   Consideration............................................................................................8

   2.3   Certain Closing Adjustments and Covenants................................................................9

   2.4   Section 338(g) Election.................................................................................10

   2.5   Legending of Securities.................................................................................10

ARTICLE III......................................................................................................12


REPRESENTATIONS AND WARRANTIES OF LANGER AND THE PURCHASER.......................................................12


   3.1   Organization; Standing and Power........................................................................12

   3.2   Authorization; Enforceability...........................................................................13

   3.3   No Violation or Conflict................................................................................13

   3.4   Consent of Governmental Authorities.....................................................................14

   3.5   Brokers.................................................................................................14

ARTICLE IV.......................................................................................................15


REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY....................................................15


   4.1   Organization............................................................................................15

   4.2   Authorization; Enforceability...........................................................................15

   4.3   No Violation or Conflict................................................................................15

   4.4   Consents of Governmental Authorities and Others.........................................................16

   4.5   Conduct of Business.....................................................................................16

   4.6   Litigation; Disputes....................................................................................17

   4.7   Brokers.................................................................................................17

   4.8   Compliance..............................................................................................17

   4.9   Charter, Bylaws and Corporate Records...................................................................17

   4.10  Capitalization of the Company...........................................................................18



   4.11  Rights, Warrants, Options...............................................................................18

   4.12  Financial Statements....................................................................................18

   4.13  Absence of Undisclosed Liabilities......................................................................19

   4.14  Title to Securities.....................................................................................19

   4.15  Title to and Condition of Personal Property.............................................................19

   4.16  Real Property...........................................................................................19

   4.17  Insurance...............................................................................................21

   4.18  Governmental Authorizations.............................................................................21

   4.19  Intellectual Property Rights............................................................................22

   4.20  Major Customers and Suppliers; Supplies.................................................................24

   4.21  Related Parties.........................................................................................25

   4.22  List of Accounts and Proxies............................................................................25

   4.23  Employee Policies, Manuals, etc.........................................................................25

   4.24  Labor Relations.........................................................................................25

   4.25  Employment Agreements and Employee Benefit Plans........................................................26

   4.26  Tax Matters.............................................................................................27

   4.27  Material Agreements.....................................................................................30

   4.28  Guaranties..............................................................................................31

   4.29  Products................................................................................................31

   4.30  Environmental and Safety Matters........................................................................32

   4.31  Accounts Receivable, Notes Receivable...................................................................33

   4.32  Accounts and Notes Payable..............................................................................34

   4.33  Inventory Valuation.....................................................................................34

   4.34  No Material Adverse Change..............................................................................34

   4.35  Absence of Certain Business Practices...................................................................34

   4.36  Insolvency..............................................................................................35

   4.37  Review of Forms.........................................................................................35

   4.38  Investment Representations..............................................................................35

   4.39  Disclosure..............................................................................................36

ARTICLE V........................................................................................................36


INDEMNIFICATION; RELEASES, ETC...................................................................................36


   5.1   Survival of the Representations and Warranties..........................................................36

   5.2   Investigation...........................................................................................36

   5.3   Indemnification Generally...............................................................................36

   5.4   General Releases........................................................................................40

ARTICLE VI.......................................................................................................42

                                       ii

CLOSING; DELIVERIES..............................................................................................42


   6.1   Closing; Effective Date.................................................................................42

   6.2   Closing Date Deliveries by the Sellers and the Company..................................................42

   6.3   Closing Date Deliveries by Langer and the Purchaser.....................................................43

   6.4   Closing Date Deliveries by Langer and/or the Purchaser to the Escrow Agent..............................44

ARTICLE VII......................................................................................................44


COVENANTS AND OTHER AGREEMENTS...................................................................................44


   7.1   Non-competition.........................................................................................44

   7.2   General Confidentiality.................................................................................45

   7.3   Continuing Obligations; Equitable Remedies..............................................................46

   7.4   Collection of Receivables...............................................................................47

ARTICLE VIII.....................................................................................................48


MISCELLANEOUS....................................................................................................48


   8.1   Notices.................................................................................................48

   8.2   Entire Agreement........................................................................................49

   8.3   Binding Effect..........................................................................................49

   8.4   Assignment..............................................................................................49

   8.5   Waiver and Amendment....................................................................................49

   8.6   No Third Party Beneficiary..............................................................................50

   8.7   Severability............................................................................................50

   8.8   Expenses................................................................................................50

   8.9   Headings................................................................................................50

   8.10  Counterparts............................................................................................50

   8.11  Time of the Essence.....................................................................................50

   8.12  Injunctive Relief.......................................................................................50

   8.13  Remedies Cumulative.....................................................................................51

   8.14  Governing Law...........................................................................................51

   8.15  Jurisdiction and Venue..................................................................................51

   8.16  Participation of Parties................................................................................51

   8.17  Further Assurances......................................................................................51

   8.18  Publicity...............................................................................................51

TABLE OF EXHIBITS

========================================================================================================================

     STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of January 13, 2003, by and among LANGER, INC., a Delaware corporation ("Langer"), LANGER CANADA, INC., a corporation existing under the laws of the Province of New Brunswick and a wholly-owned subsidiary of Langer (the "Purchaser"), RAYNALD HENRY, an individual ("Henry"), MICHELINE GADOURY (HENRY), an individual ("Micheline"), and 9117-3419 QUEBEC INC., a corporation existing under the laws of the Province of Quebec ("9117", and together with Henry and Micheline, the "Sellers"), and BI-OP LABORATORIES INC., a corporation existing under the laws of the Province of Quebec (the "Company").

                                    PREAMBLE

     WHEREAS, the Sellers own all the outstanding capital stock of the Company;

     WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to acquire, on the terms and subject to the conditions set forth in this Agreement, all of the issued and outstanding capital stock of the Company;

     NOW, THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below and shall be equally applicable to both the singular and the plural:

     "Affiliate" shall mean with respect to a specified Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

     "After-Tax Basis" shall mean grossing up of an indemnification payment under this Agreement for a Tax cost, if any, to the person receiving such payment arising from the receipt or accrual thereof, and in the case of indemnification payments under this Agreement, reduced by the Tax benefit, if any, for the Person making such payment resulting from its or a Company's or a Company Subsidiary's incurring the damages, loss, liability, or expense giving rise to such payment or the payment of any Taxes indemnified hereunder.

     "Agreement" shall mean this Stock Purchase Agreement, together with all exhibits and schedules referred to herein.

     "Applicable Law" shall mean, with respect to any Person, any international, national, federal, regional, provincial, state or local treaty, statute, law, code, ordinance, rule, administrative action, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Authority and any requirements imposed by common law, civil law or case law, applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with their activities on behalf of such Person or any of its Affiliates). Applicable Law includes, without limitation, the national, regional, state, provincial, and local laws and by-laws (including matters related to local zoning and building), Environmental and Safety Requirements in Canada (whether federal, provincial, municipal or local) and in the United States of America (whether federal, state, or local).

     "Average Closing Price" shall mean the average closing price of the Langer Common Stock on the NASDAQ Small Cap Market for a ten (10) consecutive trading day period ending January 8, 2003 as expressed in Canadian dollars based upon the conversion rate published in the Wall Street Journal on such date which the parties hereto confirm is $5.575626.

     "Cash at Closing" shall have the meaning set forth in Section 2.2(a).

     "Claims" shall have the meaning set forth in Section 5.4.

     "Closing" shall have the meaning set forth in Section 6.1.

     "Closing Date" shall mean the date that the Closing takes place.

     "Closing Date Balance Sheet" shall have the meaning set forth in Section 2.3(b).

     "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor law.

     "Confidentiality and Non-Competition Agreements" shall have the meaning set forth in Section 6.2(k).

     "Company" shall have the meaning set forth in the preamble hereof.

     "Competitive Business" shall have the meaning set forth in Section 7.1.

     "Consideration Shares" shall have the meaning set forth in Section 2.2(b).

     "Determining Accountants" shall have the meaning set forth in Section
2.3(c).

     "Employment Agreement" shall have the meaning set forth in Section 6.5(i).

     "Employee Plan" shall mean all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance, workers compensation and similar plans, programs, arrangements or practices relating to the current or former employees, officers or directors of Company maintained, sponsored or funded by the Company, whether written or oral, funded or unfounded, insured or self-insured, registered or unregistered, other than government sponsored pension, employment insurance and workers compensation plans.

     "Encumbrance" shall mean any claim, lien, charge, security interest, pledge, mortgage, hypothecation, assignment or any other restriction or encumbrance of any kind or nature.

     "Environmental Lien" shall have the meaning set forth in Section 4.30(a).

     "Environmental and Safety Requirements" shall have the meaning set forth in
Section 4.30(a).

     "Escrow Agent" shall mean the party to the Escrow Agreement who is to act as escrow agent thereunder, including all successor escrow agents as provided in the Escrow Agreement.

     "Escrow Agreement" shall mean the Escrow Agreement, dated of even date herewith, between Langer, the Purchaser, the Sellers, and Kane Kessler, P.C., as Escrow Agent, substantially in the form attached hereto as Exhibit 1.

     "Escrow Amount" shall mean, collectively, the Escrowed Cash, interest accrued thereon and the Consideration Shares.

     "Escrow Release Date" shall have the meaning set forth in Section 2.3(c).

     "Escrowed Cash" shall have the meaning set forth in Section 2.2(b).

     "Excess Tangible Net Worth" shall have the meaning set forth in Section 2.3(c).

     "Exchange Act" shall mean the United States Exchange Act of 1934, as amended.

     "Financial Statements" shall mean the audited balance sheet and the audited statements of income, cash flows and retained earnings of the Company as of and for the fiscal years ended May 31, 2002, and the unaudited balance sheet and unaudited statements of income, cash flows and retained earnings of the Company as of and for the fiscal years ended May 31, 2001 and 2000, including the notes thereto and the reports thereon of the Sellers' independent auditors, and the interim balance sheet and statements of income, cash flows and retained earnings for the six month periods ended November 30, 2001 and 2002 each prepared in accordance with GAAP, consistently applied with prior periods.

     "GAAP" shall mean Canadian generally accepted accounting principles.

     "Governmental Authority" shall mean any domestic, international, national, territorial, regional, state, provincial, or local governmental authority, quasi-governmental authority, instrumentality, court, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department, ministry or branch of any of the foregoing or any arbitrator or mediator.

     "Governmental Authorizations" shall have the meaning given such term in
Section 4.18.

     "Guaranty" shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor, or otherwise.

     "Indemnified Party" shall have the meaning set forth in Section 5.3(c).

     "Indemnifying Party" shall have the meaning set forth in Section 5.3(c).

     "Insurance Organizations" shall have the meaning set forth in Section 4.16(d).

     "Intellectual Property" shall mean any United States, foreign, international and state patents and patent applications, and continuations, reissues, divisions, or disclosures relating thereto, industrial design registrations, inventions, certificates of invention and utility models (collectively, "Patents"); trademarks, service marks, and trademark or service mark registrations and applications, trade names, trade dress, fictitious names, assumed names, logos, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); Internet domain names; copyrights, copyright registrations, renewals and applications for copyright registrations, and mask works, mask work registrations and applications for mask work registrations (collectively, "Copyrights"); Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, concepts and methodologies (collectively, "Trade Secrets"); rights of privacy and publicity, including but not limited to, the names, likenesses, voices and biographical information of real persons, and all license agreements and other agreements granting rights relating to any of the foregoing.

     "Investments" shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person, all purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including but not limited to arrangements in which (i) the Person shares profits and losses, (ii) any such other Person has the right to obligate or bind the Person to any third party, or
(iii) the Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other arrangement.

     "ITA" shall mean the Income Tax Act (Canada).

     "knowledge", whether capitalized or lower case, when used with respect to
(i) the Company and each of the Sellers, shall mean the knowledge of Henry, after due inquiry, and (ii)

Langer or the Purchaser, shall mean the knowledge of their respective executive officers, after due inquiry.

     "Langer" shall have the meaning set forth in the preamble hereof.

     "Langer Ancillary Agreements" shall mean the Escrow Agreement and the certificates delivered by Langer at the Closing.

     "Langer Common Stock" shall mean the common stock, par value $0.02 per share, of Langer.

     "Leased Property" shall have the meaning set forth in Section 4.16(a).

     "Leases" shall have the meaning set forth in Section 4.16(a).

     "Liabilities" shall have the meaning set forth in Section 4.13.

     "Litigation" shall have the meaning set forth in Section 4.6.

     "Lock-up Agreement" shall have the meaning set forth in Section 6.2(h).

     "Losses" shall have the meaning set forth in Section 5.3(a).

     "Material Agreements" shall have the meaning set forth in Section 4.27(a).

     "Material Adverse Change" shall mean any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, properties, business, or prospects of the Company or on the Company's relationship with any Person, employee, customer, or supplier.

     "Material Adverse Effect" shall mean any change, event or condition of any character which has had or could have a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of the Company or on the Company's relationship with any Person, employee, customer or supplier.

     "Owned Property" shall have the meaning set forth in Section 4.16(a).

     "Person" whether or not capitalized, shall mean any natural person, corporation, unincorporated organization, partnership, limited liability company, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

     "Product" shall have the meaning set forth in Section 4.29.

     "Purchaser Ancillary Agreements" shall mean the Escrow Agreement, the Employment Agreement, the Confidentiality and Non-Competition Agreements, and the certificates delivered by the Purchaser at the Closing.

     "Purchaser Indemnified Parties" shall have the meaning set forth in Section 5.3(a).

     "Purchase Price" shall have the meaning set forth in Section 2.2 hereof.

     "Purchaser" shall have the meaning set forth in the preamble hereof.

     "QSA" shall mean the Securities Act (Quebec), as amended.

     "Real Property" shall have the meaning set forth in Section 4.16(a).

     "Real Property Permits" shall have the meaning set forth in Section
4.16(d).

     "Related Party" shall have the meaning set forth in Section 4.21.

     "Release" shall mean any emission, spill, seepage, leak, migration, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, deposit, spraying, burial, abandonment, incineration, placement, introduction or release.

     "Reorganizations" shall mean any and all reorganizations executed by the Sellers, Bi-Op, Inc., Gestion Raynald Henry, Inc., the Company and/or any other Person, as the case may be, prior to the date hereof, the most recent of which is described in detail on Schedule 1.1 hereto.

     "Review Period" shall have the meaning set forth in Section 2.3(b).

     "SEC" shall mean the Securities and Exchange Commission of the United
States.

     "Securities" shall have the meaning set forth in Section 4.10.

     "Sellers" shall have the meaning set forth in the preamble hereof.

     "Sellers' Ancillary Agreements" shall mean the Escrow Agreement, the Confidentiality and Non-Competition Agreements, the Lock-Up Agreement, and the certificates delivered by the Sellers at the Closing.

     "Software" shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on the Sellers'

Internet site(s), and (v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

     "Subsidiary" of any Person shall mean any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of at least fifty percent (50%), or which may be controlled, directly or indirectly, by such Person.

     "Tangible Net Worth" shall mean the value, determined in accordance with GAAP, consistently applied, of (i) the Company's aggregate tangible assets, including the Company's cash and cash equivalents, accounts receivable, real estate, inventory, equipment, and pre-paid expenses, less (ii) the Company's aggregate liabilities, each determined in accordance with GAAP consistently applied with past practice.

     "Tangible Net Worth Deficit" shall have the meaning set forth in Section 2.3(d)

     "Tangible Property" shall mean all interests owned or claimed by the Company (including options) in or to the plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property used in the business of the Company.

     "Tax" or collectively "Taxes" shall mean means (A) any and all federal, provincial, municipal, local and foreign taxes, assessments, reassessments and other governmental charges, duties, impositions and liabilities including Canada Pension Plan and Provincial Pension Plan contributions and unemployment insurance contributions and employment insurance contributions and workman's compensation and deductions at source, including taxes based upon or measured by gross receipts, income, profits, sales, capital use and occupation, goods and services, and value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts and (B) any liability for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

     "Tax Authority" means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

     "Tax Election" shall have the meaning set forth in Section 2.4.

     "Tax Group" shall have the meaning set forth in Section 4.26.

     "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.

     "Tri-Logic Software" means the clinic management software developed and owned by Henry and Sylvain Bonenfant ("Bonenfant") known as Tri-Logic that supports and facilitates organization of a clinic's daily activities.

     1.2 Interpretation. For purposes of this Agreement, (i) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation", (ii) the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole, including the Exhibits and Schedules, and (iii) the use of any gender shall be construed to include all other genders, unless the context clearly indicates that less than all the genders is intended. References herein to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement.

     1.3 Reference to Dollars. All references in this Agreement or any Purchaser Ancillary Agreements or Seller Ancillary Agreements to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.


                                   ARTICLE II

                      PURCHASE OF SECURITIES; CONSIDERATION

     2.1 Purchase of Securities. Subject to the terms and conditions set forth herein, on the Closing Date, the Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers, all of the Sellers' right, title and interest in and to the Securities, which collectively constitute one hundred percent (100%) of the issued and outstanding capital stock of the Company. At the Closing, the Sellers shall deliver to Purchaser all of the certificates representing the Securities together with stock powers separate from the certificates duly executed by the Sellers in blank and sufficient to convey to Purchaser good and marketable title to all of the Securities free and clear of any and all Encumbrances and together with all accrued benefits and rights attaching thereto.

     2.2 Consideration. Subject to adjustment as set forth in Section 2.3, the aggregate purchase price for the Securities shall be Two Million Four Hundred Fifty Thousand Dollars ($2,450,000) (the "Purchase Price"), allocated between the Sellers as set forth in Schedule 2.2 attached hereto and payable by Purchaser to the Sellers as follows:

                  (a) $1,600,000 shall be payable in cash by wire transfer of immediately available funds at the Closing (the "Cash at Closing") in the proportions indicated in column B of Schedule 2.2;

                  (b) $250,000 (the "Escrowed Cash") shall be deposited by the Purchaser with the Escrow Agent on the Closing Date, which amount shall be held in an interest bearing account and distributed pursuant to the terms and provisions hereof and the Escrow Agreement and in the proportions indicated at column C of Schedule 2.2; and

                  (c) A number of shares of Langer Common Stock, having a value based on the Average Closing Price, equal to $600,000 (the "Consideration Shares") shall be issued by Langer in favor of the Sellers in the proportions indicated at column D of Schedule 2.2 accordance with Schedule 2.2 attached hereto and deposited with the Escrow Agent on the Closing Date, which amount shall be held and distributed pursuant to the terms and provisions hereof and the Escrow Agreement.

     2.3 Certain Closing Adjustments and Covenants. (a) For purposes of calculating the Tangible Net Worth, the Company's auditor or accountant shall conduct, at the cost and expense of Langer and the Purchaser, a post-closing audit of the Company promptly after the Closing and within 45 days following the Closing Date, such auditor or accountant shall deliver to the Purchaser a balance sheet of the Company as of December 31, 2002, prepared in accordance with GAAP applied on a basis consistent with the Company's audited financial statements for the year ended May 31, 2002 (the "Closing Date Balance Sheet"). The Purchaser and their accountants shall be afforded access to the workpapers of the Company and its auditor or accountant used in connection with the preparation of the Closing Date Balance Sheet. The Closing Date Balance Sheet shall become final and binding upon the parties unless, within fifteen (15) days following delivery to the Purchaser (such fifteen (15) day period hereinafter referred to as the "Review Period"), notice is given by the Purchaser to each of the Sellers of the Purchaser's dispute of the Closing Date Balance Sheet, setting forth in reasonable detail the Purchaser's basis for such objection. If notice of dispute is timely given by the Purchaser, the parties shall work together in good faith to resolve such dispute. The parties hereto acknowledge that the Sellers have operated the Company for the benefit of the Purchaser since December 31, 2002, solely in the ordinary course of business consistent with prior practice and any material transactions and agreements shall have been approved by the Purchaser; provided, however, that this shall have no effect on the closing adjustments set forth in this Section 2.3.

                  (b) If the parties are unable to reach agreement within 30 days after notice of dispute has been received by the Purchaser, the dispute shall be referred for resolution to KPMG Peat Marwick, LLP in Montreal, Quebec (the "Determining Accountants") as promptly as practicable. The Determining Accountants will make a determination as to each item in dispute, which determination will be (i) in writing, (ii) furnished to Langer, the Purchaser, and the Sellers as promptly as practicable after the items in dispute have been referred to the Determining Accountants, (iii) made in accordance with this Agreement, and (iv) conclusive and binding upon each party hereto. Each of Purchaser and the Sellers will use reasonable efforts to cause the Determining Accountants to render their decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Determining Accountants for information, books, records and similar items.

                  (c) In the event that the Company's Tangible Net Worth as set forth on the Closing Date Balance Sheet is less than $1,000,000 (the "Tangible Net Worth Deficit"), the Purchase Price will be reduced dollar for dollar in an amount equal to the Tangible Net Worth Deficit by deducting an amount equal to the Tangible Net Worth Deficit first from the Escrowed Cash and then from Consideration Shares (valued at the Average Closing Price) within ten (10) days following the end of the Review Period, or in the event such matter has been referred to the Determining Accountants, within ten (10) days following the date upon which the written determination of the Determining Accountants becomes final and binding upon the parties, or at such other time as the Purchaser and the Sellers may mutually agree in writing (the "Escrow Release Date"). If the Tangible Net Worth Deficit shall exceed the Escrow Amount, the amount of such excess shall be a liability of the Sellers to Purchaser and shall be paid by the Sellers to the Purchaser by certified or cashier's check within ten (10) days following the end of the Review Period, or in the event such matter has been referred to the Determining Accountants, within ten (10) days following the date upon which the written determination of the Determining Accountants becomes final and binding upon the parties, or at such other time as the Purchaser and the Sellers may mutually agree in writing. In the event the Company's Tangible Net Worth as set forth on the Closing Date Balance Sheet is greater than $1,000,000 (the "Excess Tangible Net Worth"), the Sellers shall give written notice thereof to the Purchaser and the cash portion of the Purchase Price shall be increased dollar for dollar in an amount equal to the Excess Tangible Net Worth. The amount of the Excess Tangible Net Worth, if any, shall be allocated to the Class A Shares and paid to 9117 and the amount of Escrowed Cash, if any after adjustment in the case of a Tangible Net Worth Deficit, shall be paid to the Sellers in the proportions indicated at column C of Schedule 2.2, and each of the Henry, Micheline and 9117 expressly agree to such allocation. The amount of the Excess Tangible Net Worth shall be paid by the Purchaser to the Sellers by wire transfer of immediately available funds within ten (10) days following the end of the Review Period, or in the event such matter has been referred to the Determining Accountants, within ten (10) days following the date upon which the written determination of the Determining Accountants becomes final and binding upon the parties, or at such other time as the Purchaser and the Sellers may mutually agree in writing. The fees and expenses of each party's respective accountants shall be borne by such party. The fees and expenses of the Determining Accountants incurred in connection with its review and determination shall be borne one-half by the Purchaser and one-half by the Sellers.

     2.4 Transfer Restrictions; Certain Covenants Regarding the Consideration Shares. (a) The Consideration Shares shall be subject to the transfer restrictions set forth in the Escrow Agreement and Lock-Up Agreement (collectively, the "Agreements"). In addition to any transfer restrictions contained in the Agreements, the Consideration Shares have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United Stated or to, or for the account or benefit of, U.S. persons, unless the Consideration Shares are registered under the Securities Act or pursuant to an exemption from or in transactions not subject to the registration requirements of the Securities Act and accompanied by an opinion of counsel reasonably satisfactory to Langer that registration under the Securities Act is not required. Hedging transactions involving the consideration Shares may not be conducted by Sellers unless in compliance with the Securities Act. The Consideration Shares are being placed outside the United States to non U.S. Persons in "offshore transactions" in reliance on Regulation S under the Securities Act. The terms "United States" and "U.S. Person" have the respective meanings given to those terms in Regulation S under the Securities Act.

             (b) Upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws and accompanied by an opinion of counsel reasonably satisfactory to Langer that registration under the Securities Act is not required, each certificate representing the

Consideration Shares, as well as all certificates issued in exchange for or in substitution of the Consideration Shares, shall bear a legend to the following effect:

         "THE TRANSFER OF THE SECURITIES EVIDENCED HEREBY IS RESTRICTED BY THE TERMS OF AN ESCROW AGREEMENT AND A LOCK-UP AGREEMENT (COLLECTIVELY, THE "AGREEMENTS") BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER HEREOF. A COPY OF THE AGREEMENTS IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER. IN ADDITION, THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND MAY BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (PROVIDED BY RULE 144 THEREUNDER OR OTHERWISE, INCLUDING AN OFFER, SALE, OR TRANSFER OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE UNITED STATES SECURITIES LAWS), IF ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

                  (c)      Each of the Sellers hereby agrees that:

                            (i)  the Consideration Shares have not been and will
not be registered under the Securities Act, such securities are "restricted securities" as defined in Rule 144 under the Securities Act, and the Consideration Shares may not be offered or sold within the United States or to, or for the account of or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act, Rule 144 under the Securities Act, if applicable, or pursuant to another exemption from the registration requirements of the Securities Act;

                            (ii) he, she or it is purchasing the Consideration
Shares for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account or person is a non-U.S. person and is aware that the issuance of the Consideration Shares is being made in reliance on Regulation S under the Securities Act;

                            (iii) he, she or it acknowledges that the
Consideration Shares have not been registered under the Securities Act and may not be offered or sold except as provided in the legend above;

                            (iv) he, she or it acknowledges that the foregoing
restrictions apply to holders of a beneficial interest in the Consideration Shares as well as to holders of the Consideration Shares; and

                            (v)  he, she or it shall not engage in any hedging
transaction involving the Consideration Shares unless in compliance with the Securities Act.

                  (d)      Langer hereby agrees that:

                            (i)  it shall take all steps necessary to cause the
Consideration Shares to be quoted on the NASDAQ Small Cap market, or such other exchange as the Langer Common Stock shall be listed or quoted at such time no later than the time such shares are sold or transferred in a transaction exempt from registration under the Securities Act pursuant to Rule 144 promulgated thereunder.

                            (ii) As long as any Seller owns Consideration
Shares, it shall use commercially reasonable efforts to timely file with the SEC (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Langer pursuant to Section 13(a) or 15(d) of the Exchange Act.

                            (iii) it shall pay the reasonable fees of counsel
incurred for legal opinions reasonably requested by Sellers with respect to the sale or other transfer of the Consideration Shares by the Sellers under Rule 144 or Regulation S of the Securities Act or otherwise required under any successor provisions thereto.


                                   ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF LANGER AND THE PURCHASER

     In order to induce the Sellers to enter into this Agreement and the Sellers' Ancillary Agreements and to consummate the transactions contemplated hereby, Langer and the Purchaser, jointly and severally, make the representations and warranties set forth below to the Sellers.

     3.1 Organization, Standing and Power; Conduct of Business. (a) Langer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Province of New Brunswick.

                  (b) To the knowledge of Langer and the Purchaser, Langer and the Purchaser have conducted and are presently conducting their business in compliance in all material respects with all material Applicable Law and hold all material licenses, permits, approvals consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the "Licenses") necessary to own or lease and operate its properties and to conduct its business as presently conducted, and the Licenses are valid and in full force and effect, except where such absence or deficiency of any such Licenses would not have a Material Adverse Effect.

         3.2 Authorization; Enforceability. (a) Each of Langer and the Purchaser has all requisite right, corporate power, and corporate authority to execute, deliver, and perform this Agreement, the Langer Ancillary Agreements, and the Purchaser Ancillary Agreements, as the case may be, and to consummate the transactions contemplated hereby and thereby including, without limitation, the issuance of the Consideration Shares. This Agreement, the Langer Ancillary Agreements and the Purchaser Agreements have been duly authorized by each of Langer and the Purchaser, do not require any further authorization or consent of Langer or the Purchaser, and have been duly executed and delivered by Langer and the Purchaser, as the case may be, and constitute the legal, valid and binding obligations of Langer and Purchaser, as the case may be, enforceable in accordance with their terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

                  (b) Subject to payment therefor in accordance with the terms of this Agreement, the Consideration Shares delivered to the Sellers on the Closing Date have been duly authorized by all necessary corporate action on the part of Langer and are validly issued and fully paid and non assessable shares of Langer Common Stock.

                  (c) No direct selling efforts, as such term is defined in Rule 902(c) of Regulation S adopted under the Securities Act have been made in the United States by Langer, a distributor, any of their affiliates, or any person acting on behalf of any of them in connection with the issuance and delivery of the Consideration Shares.

                  (d) To the knowledge of Langer, no order ceasing or suspending trading in any securities of Langer or prohibiting the issuance and/or sale of the Consideration Shares is in effect and no proceedings for such purpose are pending or threatened.

     3.3 No Violation or Conflict. (a) The execution, delivery and performance of this Agreement, the Langer Ancillary Agreements and the Purchaser Ancillary Agreements and the consummation by Langer and Purchaser of the transactions contemplated hereby and thereby, including, without limitation, issuance of the Consideration Shares: (i) do not violate or conflict with any Applicable Law, except where such violation or conflict would not have a Material Adverse Effect, (ii) do not violate or conflict with any provision of Langer's or the Purchaser's certificate of incorporation or bylaws; and (iii) do not, with or without the passage of time or the giving of notice, (x) result in the breach of, constitute a default, or give rise to a right of termination, cancellation, or acceleration of performance or loss of benefit or other adverse reaction under, or in any way affect the continuation, validity, or effectiveness of any agreement, understanding, or instrument to which Langer or the Purchaser is a party or by which Langer or the Purchaser or their respective properties may be bound or affected or (y) result in the creation of any Encumbrance upon any property or assets of Langer or the Purchaser pursuant to any agreement, understanding, or instrument to which Langer or the Purchaser is a party or by which Langer or the Purchaser or their respective properties may be bound or affected.

                  (b) Except as set forth on Schedule 3.3, the consummation of the transactions contemplated by this Agreement, the Langer Ancillary Agreements, and the Purchaser Ancillary

Agreements will not require the notification of or consent, approval, or authorization of any third party, other than a notification or consent which is not required to be obtained until after the date hereof. Each of the consents, approvals, and authorizations listed on Schedule 3.3 has been obtained and are valid, unconditional, and in full force and effect as of the date hereof, except as set forth on Schedule 3.3.

     3.4 Consent of Governmental Authorities. No consent, approval or authorization of, or registration, qualification or filing with any Governmental Authority is required to be made by Langer or the Purchaser in connection with the execution, delivery or performance by Langer and Purchaser of this Agreement, the Langer Ancillary Agreements, or the Purchaser Ancillary Agreements, or the consummation by Langer and Purchaser of the transactions contemplated hereby, other than pursuant to the Competition Act (Canada), the Investment Canada Act and as required by the Securities Act or applicable provincial or state law with respect to the issuance of the Consideration Shares.

     3.5 Brokers. Except for Lloyds Capital, Inc., Langer and Purchaser have not employed any financial advisor, broker or finder. Langer and the Purchaser shall be solely responsible for all fees, commissions, and expenses of Lloyds Capital, Inc. incurred by Langer and the Purchaser in connection with the transactions contemplated by this Agreement.

     3.6 Distribution and Resale of Consideration Shares. (a) The Purchaser and Langer have filed an application with La Commission des valeurs mobilieres du Quebec ("CVMQ") requesting an exemption pursuant to Section 263 of the QSA and have obtained such exemption in the form attached hereto as Schedule 3.6 (the "Exemption").

                  (b) All approvals, exemptions, consents, orders and authorizations of the CVMQ required under the securities laws of the Province of Quebec have been obtained in order to permit the issuance by Langer of the Consideration Shares to 9117 and Micheline in compliance with the securities laws of the Province of Quebec.

                  (c) The resale or transfer of the Consideration Shares by 9117 and Micheline will be exempt from the requirement to prepare and file a prospectus in the Province of Quebec, provided that the resale or transfer of the Consideration Shares by 9117 and Micheline is made: (i) in accordance with an exemption from the prospectus requirement; (ii) through an exchange or organized market outside of Canada; or (iii) to a person or company located outside of Canada.

     3.7 Exchange Act Filings. To the knowledge of Langer and the Purchaser, the information and statements contained in all reports required to be filed by Langer with the SEC since January 1, 2001 pursuant to Section 13(a) or 15(d) of the Exchange Act are true and correct in all material respects and contained no untrue statement of a material fact or omit to state a material fact that was necessary to be stated in order for the statement not to be misleading in the circumstances in which it was made, the whole as of the respective dates of such information and statements.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

         In order to induce Langer and the Purchaser to enter into this Agreement, the Langer Ancillary Agreements, and the Purchaser Ancillary Agreements and to consummate the transactions contemplated hereby, the Sellers, jointly and severally, make the representations and warranties set forth below to Langer and the Purchaser. For purposes of this Article IV, all references to the Company shall, unless the context clearly indicates otherwise, be deemed to include the Company and each of its Subsidiaries.

         4.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Quebec. The Company is duly qualified, licensed or registered to transact business as a foreign corporation in all jurisdictions and countries where it owns or leases properties or conducts its business. Each jurisdiction in which the Company is so qualified, licensed or registered is listed on Schedule 4.1(a) hereto. The Company has the requisite right, power, and authority (i) to own or lease and operate its properties and (ii) to conduct its business as presently conducted.

                           (b) The Company does not, directly or indirectly, (a)
own, of record or beneficially, any outstanding voting securities or other equity or ownership interests in any corporation, partnership, limited liability company, joint venture or other entity, (b) control any corporation, partnership, limited liability company, joint venture or other entity, or (c) have any Investments.

         4.2 Authorization; Enforceability. The Sellers have the capacity to execute, deliver, and perform this Agreement and the Sellers' Ancillary Agreements, and to consummate the transactions contemplated hereby. Each of the Sellers is a resident of, or organized under the laws of, the Province of Quebec. The Company has all requisite right, corporate power and corporate authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Sellers' Ancillary Agreements have been and will be duly authorized by the Sellers and the Company, do not require any further authorization or consent of the Sellers or the Company, and have been and will be duly executed and delivered and constitute the legal, valid and binding obligations of the Sellers and the Company, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

         4.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and the Sellers' Ancillary Agreements by the Sellers and the Company and the consummation by the Sellers and the Company of the transactions contemplated hereby: (a) do not violate or conflict with any Applicable Law, except where such violation or conflict of any non-material Applicable Law would not have a Material Adverse Effect, or any provision of the Company's or 9117's certificate of incorporation or by-laws; and (b) except as set forth on

Schedule 4.3 hereto, do not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, give rise to a right of termination, cancellation, or acceleration of performance or loss of benefit or require any consent under, or result in the creation of any Encumbrance upon any property or assets of the Sellers or the Company pursuant to any instrument or agreement to which the Sellers or the Company is a party or by which the Sellers or the Company or their respective properties may be bound or affected, except where such termination, cancellation, or acceleration of performance or loss of benefit would not have a Material Adverse Effect.

         4.4 Consents of Governmental Authorities and Others. Except as required by the Competition Act (Canada) and the Investment Canada Act, no consent, approval or authorization of, or registration, qualification or filing with any international, provincial, federal, state or local Governmental Authority, or any other Person, is required to be made by the Sellers or the Company in connection with the execution, delivery or performance of this Agreement by the Sellers or the Company or the consummation by the Sellers or the Company of the transactions contemplated, except where the absence of such consent, approval, authorization, registration, qualification, or filing would not have a Material Adverse Effect.

         4.5 Conduct of Business. Since May 31, 2002, the Company has conducted its businesses in the ordinary and usual course consistent with past practices and there has not occurred any change that would result in a Material Adverse Effect in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Company. Without limiting the generality of the foregoing, except for the Reorganizations and as disclosed on Schedule 4.5, since May 31, 2002, the Company has not: (a) amended its certificate of incorporation or bylaws; (b) issued, sold or authorized for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities or entered into any agreements or commitments of any character obligating it to issue, sell, redeem, purchase, or register any such securities; (c) redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; (d) declared or paid any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock; (e) sustained any operating loss or reduction in Tangible Net Worth; (f) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could have a Material Adverse Effect; (g) sold, leased, or disposed of any material assets or property of the Company; (h) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any Encumbrance, except liens for Taxes not currently due; (i) made or committed to make any capital expenditures in excess of $10,000; (j) become subject to any Guaranty; (k) changed any accounting method used by the Company; (l) granted any increase in the compensation payable or to become payable to shareholders, directors, officers, employees, agents and consultants (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment); (m) entered into any agreement which would be a Material Agreement, or amended or terminated any existing Material Agreement or received notice of any such amendment or termination; (n) experienced any strike, work stoppage or slowdown; (o) received notice of any adverse change in its relationship with any financial institution, customer or supplier with which it currently does business, and neither the Sellers nor the Company is aware of any circumstance that could lead to such a change; (p) make any capital contributions; or (q) entered into any agreement to do any of the foregoing.

         4.6 Litigation; Disputes. Except as set forth on Schedule 4.6, there are no actions, suits, investigations, claims or proceedings ("Litigation") pending or, to the knowledge of the Sellers or the Company, threatened before any Governmental Authority, (a) affecting the Sellers or the Company (as plaintiff or defendant) or (b) against the Sellers relating to the Securities or the transactions contemplated by this Agreement, and there exist no facts or circumstances creating any reasonable basis for the institution of any such action, suit, investigation, claim or proceeding described above. Schedule 4.6 sets forth a complete and accurate list and description of any Litigation commenced against the Company in the last five (5) years. No dispute or claim exists between the Company and any of its customers, suppliers, or distributors.

         4.7 Brokers. Neither the Sellers nor the Company has employed any financial advisor, broker or finder, and neither of them has incurred or will incur any other broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement. The Sellers shall be solely responsible for all fees, commissions, and expenses of any such Person incurred in connection with the transactions contemplated by this Agreement.

         4.8 Compliance. Except for any non-compliance that would not have a Material Adverse Effect, the Company and its operations are in compliance with all Applicable Law including, but not limited to, those relating to (a) the development, manufacture, distribution, marketing and sale of its products and services, (b) employment and labor matters, including any provisions thereof relating to wages, hours, work, vacation pay, holidays, overtime, notice, termination and severance pay obligations, human rights, occupational health and safety, workers compensation and collective bargaining, (c) building, zoning and land use, (d) Environmental and Safety Requirements, and (e) the bidding for contracts by and the conduct of business by federal or state contractors. Neither the Sellers nor the Company is subject to any judicial, governmental or administrative order, judgment or decree. No inspections of the Company's business and properties has been performed by any Person pursuant to Applicable Law during the past five (5) years. Neither the Sellers nor the Company has received notice of any violation (or any investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of any violation) of any Applicable Law, and to the knowledge of the Sellers and the Company, no investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of violation of any Applicable Law is threatened or contemplated.

         4.9 Charter, Bylaws and Corporate Records. A true, correct and complete copy of (a) the certificate of incorporation of 9117 and the Company, as amended and in effect on the date hereof, (b) the deed of dissolution of Bi-Op, Inc.,
(c) the bylaws of 9117 and the Company, as amended and in effect on the date hereof, (d) the list of shareholders of, or other Persons that have an interest in, 9117, and (e) the stock ledgers and stock transfer records of the Company has previously been provided to the Purchaser. The minute books of the Company has previously been provided to the Purchaser. Except for omissions that would not have a Material Adverse Effect, such minute books contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and shareholders of the Company from the date of its incorporation to the date hereof. All such meetings were duly called and held, and a quorum was present and acting throughout each such meeting. Such stock ledgers and stock transfer records reflect all issuances and registrations of transfer of all shares of capital stock of the Company, and certificates representing all canceled shares of capital stock have been returned to the stock ledger, except as to which the Company has received a lost certificate affidavit from the registered owner (or their lawful representative) of the shares evidenced thereby.

         4.10 Capitalization of the Company. The authorized capital stock the Company consists of an unlimited number of Class A, Class B, Class C, Class D, Class E, Class F, and Class G Shares, each without par value, of which 196 Class A Shares, 1,000 Class B Shares, and 804 Class D Shares are issued and outstanding as follows:


SHAREHOLDER                            NUMBER AND CLASS OF SECURITIES
-----------                            ------------------------------
Henry                                  1,000 Class B Shares
9117                                   196 Class A Shares
Micheline                              804 Class D Shares

(such outstanding stock, the "Securities"). All of the Securities have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable. No securities issued by the Company from the date of its incorporation to the date hereof were issued in violation of any statutory or common law preemptive rights. Except for the dividends declared and paid in the course of the Reorganizations as disclosed on Schedule 4.10, there are no dividends which have accrued or been declared but are unpaid on the Securities. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of the Company from the date of its incorporation to the date hereof have been obtained or effected, and all securities of the Company have been issued and are held in accordance with the provisions of all applicable federal, state and provincial securities or other laws.

         4.11 Rights, Warrants, Options. There are no outstanding (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of the Company; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of the Company; or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Company of any capital stock or other equity interests of the Company.

         4.12 Financial Statements. Attached hereto as Schedule 4.12 are true and complete copies of the Financial Statements. The Financial Statements (a) are correct and complete in all material respects and have been prepared in accordance with the books of account and records of the Company; (b) fairly present, and are true, correct and complete statements in all material respects of the Company's financial condition and the results of its operations and cash flows at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with GAAP consistently applied during all periods presented.

         4.13 Absence of Undisclosed Liabilities. The Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including liabilities on account of Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement, ("Liabilities"), which were not fully and adequately reflected on the Financial Statements. There are no circumstances, conditions, events or arrangements which may hereafter give rise to any Liabilities of the Company except in the ordinary course of business.

         4.14 Title to Securities. Each Seller is the record and beneficial owner of, and has good and marketable title to, the Securities listed opposite such Seller's name on Schedule 2.2, and, such Securities are owned free and clear of any liens, encumbrances, pledges, security interests and claims whatsoever, including claims or rights under any voting trust agreements, shareholder agreements or other agreements. The Securities constitute all of the issued and outstanding capital stock of the Company. At the Closing, the Sellers will transfer and convey, and Purchaser will acquire, good and marketable title to the Securities, free and clear of all Encumbrances. Following the transfer of the Securities to Purchaser, the Company will posses ownership of the entire business necessary to operate the Company as an on-going concern, including as such business is presently being conducted and there will be no assets of the Sellers not owned by the Company which are necessary or useful to conduct the business of the Company as presently conducted.

         4.15 Title to and Condition of Personal Property. Schedule 4.15 sets forth a list through November 30, 2002 of all Tangible Property of the Company purchased after December 31, 1993 with a value equal to or greater than $5,000, and all inventory of the Company. Since November 30, 2002, the Tangible Property and inventory has not changed in any material respect. The aggregate value of all Tangible Property purchase by the Company on or before December 31, 1993 is less than $5,000. The Company has good and marketable title to, or in the case of leased property, has a valid leasehold interest in, each item of Tangible Property, free and clear of any options or Encumbrances, except as set forth in
Schedule 4.15 hereto or specifically identified as such in the Financial Statements. Except as set forth in Schedule 4.15, all Tangible Property owned by the Company or used by the Company on the date hereof (with a replacement value in excess of $250) in the operation of its business is in good operating condition and in a good state of maintenance and repair, subject to normal wear and tear, is adequate for the business conducted by the Company, and is inspected, maintained, and operated in conformity with all Applicable Law, except where such non-compliance would not have a Material Adverse Effect. Except as set forth on Schedule 4.15, there are no assets owned by any third party which are used in the operation of the business of the Company, as presently conducted or proposed to be conducted.

         4.16 Real Property. (a) The Company does not own any fee simple interest in real property other than as set forth on Schedule 4.16. The Company does not lease or sublease (as lessee or sublessee) any real property other than as set forth on Schedule 4.16. Schedule 4.16 sets forth the municipal address and proper legal description of each parcel of real property owned by the Company (the "Owned Property") or leased or subleased (as lessee or sublessee) by the Company (the "Leased Property" and, together with the Owned Property, the "Real Property"). Attached hereto as Schedule 4.16 are true and complete copies of all of the lease and sublease agreements and all other instruments granting such leasehold interests, rights, options, or other interests, as amended to date (the "Leases") relating to the Leased Property. The Leases are valid, binding and in full force and effect and have been properly registered in the appropriate land registry office. All rent and other sums and charges payable under the Leases are current, no notice of default or termination under any of the Leases is outstanding, no termination event or condition or uncured default on the part of the Company or on the part of the landlord or sublandlord, as the case may be, thereunder, exists under the Leases, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. In the event that any of the Leases is a sublease, the relevant Company, as sublessee or sublessor, as the case may be, has obtained the required consent of the prime landlord to such sublease, and such prime lease is in full force and effect, there are no outstanding uncured notices of default or termination, and no right of the Company in any such sublease conflicts with such prime lease. There are no subleases, licenses or other agreements granting to any person other than the relevant Company any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases. All of the premises are used in the conduct of the Company's business.

                  (b) The Company has good and marketable title in fee simple or otherwise to the Owned Property and good and marketable leasehold title to the Leased Property and to all plants, buildings, and improvements thereon, free and clear of any Encumbrances, imperfections of title, encroachments, easements, rights-of-way, squatters' rights, covenants, conditions, or restrictions. The Company enjoys a peaceful and undisturbed possession of the Real Property. No Person other than the Company has any right to use or occupy any part of the Real Property.

                  (c) All improvements located on the Real Property are in a state of good maintenance and repair, considering normal wear and use, and in a condition adequate and suitable for the effective conduct therein of the business conducted and proposed to be conducted by the Company. The heating, ventilation, air conditioning, plumbing and electrical systems at the Real Property are in good working order and repair, considering normal wear and use, on the Closing Date. The Company has not experienced any material interruption in such services provided to any of the premises located on the Real Property within the last year. No landlord under the Leases has any plans to make any material alterations to any of the Leased Property, the construction of which would interfere with the use of any portion of the Leased Property. No landlord under the Leases has any plans to make any material alterations to any of the buildings in which Leased Property is located, the costs of which alterations would be borne in any part by a tenant under the applicable Lease.

                  (d) All permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all Governmental Authorities having jurisdiction over each Real Property and from all insurance companies and fire rating and other similar boards and organizations (collectively, the "Insurance Organizations"), required or appropriate are set forth on Schedule 4.16 and have been issued to the Company to enable each Real Property to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect, except to the extent that any failure thereof will not have a Material Adverse Effect. Neither the Sellers nor the Company has received or been informed by a third party of the receipt by it of any notice from any Governmental Authority having jurisdiction over any Real Property or from any Insurance Organization threatening a suspension, revocation, modification or cancellation of any Real Property Permit or of any insurance policies, and there is no basis for the issuance of any such notice or the taking of any such action. There is no action required by the Sellers or the Company in order for all Real Property Permits and liability and casualty insurance policies required under any of the Leases to remain Real Property Permits and insurance policies of Purchaser.

                  (e) Neither the Sellers nor the Company has received any notice nor have they any knowledge of any pending, threatened or contemplated condemnation or eminent domain proceeding with respect to or affecting any Real Property or any part thereof.

                  (f) There are no liabilities (other than rent and other sums and charges regularly payable) associated with any of the Leases, including any liability under any Environmental and Safety Requirements, which are or which may become payable by Purchaser.

         4.17 Insurance. Schedule 4.17 sets forth a true and complete list of all insurance policies providing insurance coverage of any nature to the Company. The Company has previously provided the Purchaser with true and complete copies of all of such insurance policies, as amended to the date hereof. Such policies provide adequate and customary coverage for the business in which the Company is engaged and are sufficient for compliance by the Company with all requirements of law and all material agreements to which the Company is a party or by which any of the assets of the Company are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to either of the Sellers or the Company an intention to cancel, or alter the coverage under, any such policy. The Company does not have any claim pending against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim and has not made any claims under any policy at any time since January 1, 1999, except as set forth in Schedule 4.17. All applications for such policies are accurate in all respects.

         4.18 Governmental Authorizations. Schedule 4.18 lists all authorizations, consents, approvals, certificates of authorization, registrations, franchises, licenses, waivers, permits and similar authorizations required under Applicable Law or regulation for the operation of the business of the Company as presently operated (the "Governmental Authorizations"), except for those, the absence of which would not have a Material Adverse Effect. All the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Sellers and the Company are in compliance with the terms and conditions of all the Governmental Authorizations, except for those, the absence of which would not have a Material Adverse Effect. No fact, condition, or violation exists which could cause the Governmental Authorizations not be renewed by the appropriate Governmental Authorities in the ordinary course or which could cause the revocation, termination, suspension, or impairment of any Governmental Authorization. None of the execution, delivery, or performance of this Agreement or the Sellers' Ancillary Agreements shall adversely affect the status of any of the Governmental Authorizations. The execution, delivery and performance by the Sellers of this Agreement and the Sellers' Ancillary Agreements shall not adversely affect the status of any of the Governmental Authorizations.

         4.19     Intellectual Property Rights.

                  (a) Schedule 4.19 sets forth a complete and accurate list (showing in each case the registered owner, title, mark or name, applicable jurisdiction, application number, registration number and date of filing or registration, if any) of all Canadian, United States, international and state
(i) Patents and patent applications, (ii) Trademark registrations and applications, (iii) unregistered Trademarks, trade names and assumed or fictitious names under which the Company is conducting business or has in the last five (5) years conducted business, (iv) Internet domain names, and (v) Copyright registrations and applications, owned by, licensed to or used by the Company.

                  (b) Schedule 4.19 sets forth a complete and accurate list and description of all agreements, licenses, contracts or sublicenses pursuant to which the Company uses or grants others the right to use any Copyrights, Trademarks, trade names, assumed names, domain names, Patents, inventions, trade secrets, Software (excluding mass market software licensed to the Company that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap" or "click-through" license agreements) or other Intellectual Property.

                  (c) Schedule 4.19 sets forth a complete and accurate list and description of all Software owned by, licensed to or used by the Company (excluding mass market software licensed to the Company that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap" or "click-through" license agreements). All of the Intellectual Property and Software set forth on Schedule 4.19 shall be denominated herein as the "Company's Intellectual Property".

                  (d) The Company owns or has the valid right to use all Intellectual Property currently used or contemplated or necessary to be used in connection with the business of the Company.

                  (e) Except as set forth on Schedule 4.19, the Company either:
(i) owns the entire right, title and interest in and to the Company's Intellectual Property, free and clear of all Encumbrances or (ii) has the perpetual, royalty-free right to use the same. Except as set forth on Schedule 4.19, the Company is the record owner of all applications and registrations listed on Schedule 4.19. Notwithstanding the foregoing, Langer acknowledges that Bi-Op is not the owner of, and does not have a perpetual, royalty free-right to use, the Tri-Logic Software.

                  (f) Except as set forth on Schedule 4.19: (i) all of the registrations or applications set forth on Schedule 4.19 are valid and subsisting, in full force and effect, all without challenge of any kind, and have not been canceled, expired, or abandoned; (ii) there is no pending or, to the Company's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the items set forth on Schedule 4.19 or any other Intellectual Property, directly or indirectly, used , licensed or owned by the Company; (iii) the Company's Intellectual Property has not been canceled or abandoned and is valid and enforceable; (iv) the Company has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Company's Intellectual Property. Correct and complete copies of registrations and applications for all registered Copyrights, Patents and Trademarks identified on Schedule 4.19 as being owned by the Company have heretofore been given to Purchaser.

                  (g) Except as set forth on Schedule 4.19, there are no agreements, settlements, injunctions, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company is a party or is otherwise bound, which (i) restrict the Company's rights to use any Intellectual Property,
(ii) restrict the business in order to accommodate a third party's Intellectual Property rights or (iii) permit third parties to use any Intellectual Property which would otherwise infringe any Company Intellectual Property. Other than as set forth on Schedule 4.19, the Company has not licensed or sublicensed its rights in any Intellectual Property and no royalties, honoraria or other fees are payable by the Company for the use of or right to use any Intellectual Property in connection with the business as currently conducted or contemplated to be conducted, except pursuant to the License Agreements set forth on Schedule 4.19.

                  (h) The license agreements, permits and other agreements under which the Company has rights to the Company Intellectual Property are valid and binding obligations of the Company and all other parties thereto, enforceable in accordance with their terms, and there exists no event or condition, which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company, under any such license agreement or other agreement relating to Company's Intellectual Property.

                  (i) The Company takes reasonable measures to protect the confidentiality of its Trade Secrets. Except as set forth in Schedule 4.19, no Trade Secret of the Company has been improperly disclosed or authorized to be disclosed to any third party, which disclosure would result in a forfeiture of such Trade Secret.

                  (j) The conduct of the business of the Company as currently conducted and planned to be conducted does not infringe, misappropriate, violate or dilute any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) and is not libelous, slanderous, defamatory, violative in any way of any publicity, privacy, or other rights, or obscene. There are no claims or suits pending or, to the Seller's or the Company's knowledge, threatened, and the Company has not received any notice of a third party claim or suit, (i) alleging that the Company's activities or the conduct of the business infringes or constitutes the unauthorized use of the Intellectual Property rights of any third party, violates the rights of publicity or privacy of any third party or is defamatory or otherwise violates a personal right, or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

                  (k) No third party (i) is misappropriating, infringing, diluting, or otherwise violating any of the Company's Intellectual Property or rights of publicity or privacy or (ii) is taking or has taken any action that is defamatory of the Company, and no such claims are pending against a third party by the Company.

                  (l) The consummation of the transactions contemplated hereby and the Sellers' Ancillary Agreements will not result in the loss or impairment of the Company's right to own or use any of the Company's Intellectual Property or require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

                  (m) After the deliveries provided for in this Agreement have occurred, neither the Company nor any current or former officer, director or employee of the Company will retain any rights of ownership or use with respect to the Company's Intellectual Property. All Company Intellectual Property was either (i) developed by an employee of the Company within the scope of employment of the employee and pursuant to a binding invention assignment agreement, (ii) developed by a third-party under a binding work for hire and assignment agreement, or (iii) developed by a third party and transferred and assigned to the Company under a binding transfer and assignment agreement.

                  (n) Except as set forth on Schedule 4.19, (i) the Software or Intellectual Property identified on Schedule 4.19 is not subject to any transfer, assignment, change of control, site, equipment or other operational limitations; (ii) the Company has copies of all releases or separate versions of the Software identified on Schedule 4.19 as being owned by the Company so that same may become the subject of registration in the United States Copyright Office; (iii) for any Software identified on Schedule 4.19 as being owned by the Company, the Company has copies of all source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program, workbenches, tools and higher level language used for the development, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same; and (iv) the Software does not contain any viruses, bugs, time locks, trojan horses, back doors or other means by which they may be disabled or remotely accessed, and the Software operates in all material respects with the relevant specifications without error or material defect.

         4.20 Major Customers and Suppliers; Supplies. Schedule 4.20 sets forth a list of the twenty (20) largest customers (measured by dollar volume) of the Company and the ten (10) largest suppliers of significant goods or services to the Company for the fiscal year ended May 31, 2002. Schedule 4.20 identifies those suppliers of significant goods or services with respect to which alternative sources of supply are not readily available on comparable terms and conditions. Except as indicated on Schedule 4.20, all supplies and services necessary for the conduct of the business of the Company, as presently conducted, may be obtained from alternate sources on terms and conditions comparable to those presently available to the Company, and no facts, circumstances or conditions exist which create a reasonable basis for believing that the Company will be unable to continue to procure the supplies and services necessary to conduct its business on substantially the same terms and conditions as such supplies and services are currently procured. Except for PAL Health Technology Inc., which advised the Company in June 2002 that it will no longer do business with the Company, there has not been and, to the knowledge of the Sellers, will not be any change which will have a Material Adverse Effect in the relations of the Company with their respective customers, suppliers, contractors, licensors and lessors, as a result of the announcement or consummation of the transactions contemplated by this Agreement and none of the Company's major customers or suppliers is contemplating terminating its relationship with the Company. No major customer or supplier has experienced any type of work stoppage or other material adverse circumstances or conditions that may jeopardize or adversely affect any Company's future relationship with any major customer or supplier. Except for disputes or controversies that would not result in a Material Adverse Effect, there are no pending disputes or controversies between any major customer or supplier of the Company, nor are there any facts which in the future would impair the relationship of the Company with its major customers or suppliers.

         4.21 Related Parties. Neither the Sellers nor the Company, nor any current or former (within the past five (5) years) director, officer, shareholder, or employee of the Sellers or the Company, or any of their family members (individually a "Related Party" and collectively the "Related Parties"), or any Affiliate of the Sellers or the Company or any Related Party: (a) owns, directly or indirectly, any interest in any person which is a competitor of the Company, or of a supplier or customer of the Company; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the intangible property) which is utilized in the operation of the business of the Company; (c) has an interest in or is, directly or indirectly, a party to any contract, Material Agreement or other agreement, lease or arrangement pertaining or relating to the Company, except for employment, consulting or other personal service agreements that may be in effect; or (d) has any cause of action or other claim whatsoever against, or owes any amount to, the Company.

         4.22 List of Accounts and Proxies. Set forth on Schedule 4.22 is: (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the Company's contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; (d) the name of each person authorized by the Company to effect transactions therewith or to have access to any safe deposit box or vault; and (e) all proxies, powers of attorney or other like instruments to act on behalf of the Company in matters concerning its business or affairs.

         4.23 Employee Policies, Manuals, etc. Schedule 4.23 contains the names, titles, job descriptions, years of service and annual salary, bonuses, commissions, benefits and other compensation of all shareholders, officers, directors, agents, consultants and employees of the Company (including compensation paid or payable by the Company under any Employee Plan). Schedule
4.23 sets forth a list of all employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave applicable to such persons.

         4.24 Labor Relations. (a) There is no lock-out, strike, sympathy strike, sit-down, slow-down, stay-in, sick-out, walk-out, picketing, work stoppage, retarding of work, boycott or any other interference with the Company' business or the operation or conduct of the business of any of its affiliated companies or its subsidiaries (all of the foregoing referred to as "work interference"), and neither the Sellers nor the Company has any knowledge of any current, pending or threatened work interference nor has there been any work interference in the past. There are no facts or circumstances which might give rise to any work interference. The Company and its Affiliates and subsidiaries are not in breach of any provision of any collective bargaining agreement, and no such claims have been made or are pending or exist that might give rise to any work interference. The Company and its Affiliates and subsidiaries are not in breach of any court, arbitration, or administrative decision or order which might result in any work interference or give rise to a claim that a work interference is protected by, or does not violate, any law or provision of any collective bargaining agreement and there any facts or circumstances, which might result in the foregoing.

                  (b) There are no unfair labor practices, representation or other proceedings claimed, pending or threatened before any Governmental Authority and there are no facts or circumstances which might give rise to such unfair labor practice, representation or other proceeding.

                  (c) There are no filed, pending or threatened injunctions against the Company which would have the effect of constituting a work interference and no facts or circumstances exist which might give rise to any such injunction and no such claim has been made or is pending.

         4.25 Employment Agreements and Employee Plans.

                  (a) Schedule 4.25 lists and describes all Employee Plans. Company has furnished to Purchaser true, correct and complete copies of all the Employee Plans as amended as of the date hereof, together with all related documentation including, without limitation, funding and investment management agreements, summary plan descriptions and all material correspondence with all Governmental Authorities or other relevant Persons; each Employee Plan is, and has been, established, registered (where required), administered and invested in material compliance with the terms of such Employee Plan and all Applicable Law.

                  (b) Subject to the rights of the employees of the Company in the event of an amendment or termination of any Employee Plan, the Company may unilaterally amend or terminate, in whole or in part, each Employee Plan and take contribution holidays under or withdraw surplus from each Employee Plan, subject only to approvals required by Applicable Law.

                  (c) All contributions or premiums required to be paid by Company under the terms of each Employee Plan or by Applicable Law have been made in a timely fashion in accordance with such Applicable Law and the terms of the Employee Plans. Company does not have any liability (other than liabilities accruing after the Closing Date) with respect to any of the Employee Plans. Contributions or premiums for the period up to the Closing Date have been paid by Company even though not otherwise required to be paid until a later date.

                  (d) No commitments to improve or otherwise amend any Employee Plan have been made except as required by Applicable Law and none of the Employee Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon or will be triggered by entering into this Agreement or the completion of the transactions contemplated herein.

                  (e) Intentionally left blank.

                  (f) All employee data necessary to administer the Employee Plans has been provided by Company to Purchaser and is true and correct as of the date of this Agreement and Company will notify Purchaser of any changes thereto prior to the Closing Date.

                  (g) None of the Employee Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependants of retired employees.

                  (h) The Company is in full and complete compliance with all present and past collective bargaining agreements, memoranda of agreement, side letters, court, administrative, arbitration, ADR, or mediation decisions or awards, wage or benefit schedules and all other documents which reflect or pertain to understandings or practices communicated or agreed upon between the Company and any union representatives.

                  (i) There are no claims or grievances filed, pending or threatened pertaining to present or past collective bargaining agreements, memoranda of agreement, side letters, court, administration, arbitration, ADR or mediation decisions or awards, wage or benefit schedules or any other documents.

                  (j) Except as set forth on Schedule 4.25(j), there are no complaints, charges, claims, allegations or grievances pending or to the knowledge of the Sellers or the Company threatened which reflects or pertains to: (i) any federal, state, provincial or local labor, employment (including wage or hour, work, vacations, vacation pay, overtime, notice, termination and severance pay obligations, human rights and occupational health and safety) workers compensation, disability or unemployment law, regulation or ordinance;
(ii) any claim for wrongful discharge, constructive dismissal, or any litigation relating to employment, discrimination or termination of employment of any employee or former employee of the Company or relating to any failure to hire a candidate for employment, breach of employment contract or employment related tort (iii) any employment agreement, restrictive convent, non-competitive agreement or employee confidentiality agreement.

                  (k) There is no order pursuant to any Applicable Law requiring the taking of any action or the refraining from taking of any action in respect to any employee or former employee of the Company or any of its Affiliates or Subsidiaries.

                  (l) The Company does not have, and has not had, any registered pension plan and is not part of a controlled group contributing to any registered pension plan, except for the "Registered Retirement Savings Plan" as described on Schedule 4.25.

         4.26 Tax Matters. (a) Computation, Preparation and Payment. Company has correctly computed all Taxes, prepared and duly and timely filed all federal, state, provincial, municipal, local and foreign returns, estimates, information statements, elections, designations, reports and any other related filings ("Tax Returns"), required to be filed by it, has timely paid all Taxes which are or may become due and payable and has made adequate provision in the Financial Statements for the period ended May 31, 2002. Company has made adequate and timely installments of Taxes required to be made.

                  (b) Accrued Taxes. Since May 31, 2002, Company has only incurred liabilities for Taxes in the ordinary course of business.

                  (c) Status of Assessments. All Tax returns of Company up to and including the fiscal year ended May 31, 2002 have been assessed, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by Company or any outstanding objections to any assessment or reassessment of Taxes. Any deficiencies proposed as a result of such assessments or reassessments of the Tax returns have been paid and settled, other than any accrued tax liabilities set forth on the Closing Date Balance Sheet.

                  (d) Contingent Tax Liabilities. There are no contingent Tax liabilities or any grounds that could prompt an assessment, except for Tax liabilities incurred in the normal course of business since June 1, 2002, or reassessment of Company including, but without limitation, aggressive treatment of income, expenses, deductions, credits or other amounts in the filing of earlier or current Tax returns, reports, elections, designations or any other related filings, nor has Company received any indication from any taxation authorities that an assessment or reassessment of Tax is proposed.

                  (e) Withholdings. Company has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under the appropriate legislation, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by Company will be retained in their respective accounts and will be remitted by them to the appropriate authorities when due.

                  (f) Collection and Remittance. Company has collected from each receipt from any of the past and present customers (or other Persons paying amounts to Company) the amount of all Taxes (including goods and services tax and provincial sales taxes) required to be collected and has paid and remitted such Taxes when due, in the form required under the appropriate legislation or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by Company will be retained in their respective accounts and remitted by them to the appropriate authorities when due.

                  (g) Assessments. As of the date hereof, the Company is not and, to the knowledge of Sellers, will not in the future be subject to, any assessments, reassessment, levies, penalties or interest with respect to Taxes which will result in any liability on its part in respect of any period ending on or prior to the Closing Date.

                  (h) Jurisdictions of Taxation. Company has not been and is not currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction outside Canada or in any provincial jurisdiction outside the province of Quebec.

                  (i) Related Party Transactions. Company has not, and has never been deemed to have for purposes of the ITA, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person, firm or company with whom it does not deal at arm's length within the meaning of the ITA.

                  (j) Forgiveness of Debt. Company has not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of their share capital) which could have resulted in the application of section 80 and following of the ITA.

                  (k) Research and Development Tax Credits and Expenditures. All refund of taxes or credits claimed with respect to research and development ("R&D Credit or Refunds") were claimed by Company in accordance with the provisions of the ITA and the relevant provincial legislation and Company has satisfied at all relevant times the relevant criteria and conditions entitling it to such R&D Credit or Refunds. All expenses claimed as research and development expenses by Company qualified as such. All refunds received or receivable by Company in any financial year were claimed in accordance with the ITA and any applicable provincial legislation and Company satisfied at all times the relevant criteria and conditions entitling it to claim such refunds.

                  (l) Tax Returns. Company has made available to Purchaser or its legal counsel, copies of all foreign, federal, state, provincial, municipal and local income and all state and local sales and use Tax Returns for Company filed for all periods terminating after May 31, 2002.

                  (m) Deductibility. As of the Closing, there will not be any contract, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company as an expense under Applicable Law other than reimbursements of a reasonable amount of entertainment expenses and other non-deductible expenses that are commonly paid by similarly situated businesses in reasonable amounts.

                  (n) Tax Basis. Company's tax basis in its assets (and the undepreciated capital cost of such assets) for purposes of determining future amortization, depreciation and other Federal or Provincial income Tax deductions is accurately reflected on Company's Tax Returns and records.

                  (o) Paid-up Capital. The paid-up capital for Tax purposes of each of the Securities is no less than its stated capital for corporate purposes.

                  (p) Residency. Each of the Sellers is not a non-resident of Canada within the meaning of the ITA.

                  (q) Reorganizations. The Reorganizations were effected on a tax-free basis and in accordance with Applicable Law. There are no and will not in the future be any liabilities for Taxes or otherwise to the Company, the Purchaser and their Affiliates arising, resulting from or directly or indirectly attributable to the Reorganizations.

         4.27 Material Agreements.

                  (a) Schedule 4.27 sets forth a list and a brief description of all material written and oral contracts or agreements relating to the Company (except with respect to the Leases, which are set forth on Schedule 4.16, which is hereby incorporated by reference into Schedule 4.27 and made a part thereof), including any: (i) contract or series of contracts resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of Twenty Five Thousand Dollars ($25,000) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount; (ii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or encumbrance of assets involving more than Twenty Five Thousand Dollars ($25,000) in each instance; (iii) agreement which restricts the Company from engaging in any line of business or from competing with any other Person; (iv) warranties made with respect to products manufactured, packaged, distributed or sold by the Company; (v) any partnership, shareholder, joint venture, or similar agreement or arrangement to which the Company is a party;
(vi) employment, service, agency, consulting, termination, severance and collective bargaining agreements, and any amendments or modifications thereof and union recognition agreements entered into by the Company with or for any and all of its present and past shareholders, directors, officers, employees, consultants and agents; (vii) contracts with suppliers and distributors; (viii) any agreements, contracts, license or sublicense agreements, assignments, or understandings with respect to Intellectual Property owned or used by the Seller; or (ix) any other contract, agreement, instrument, arrangement or commitment that is material to the condition (financial or otherwise), results of operation, assets, properties, liabilities, business or prospects of the Company (collectively, and together with the Leases, Company Plans and all other agreements required to be disclosed on any schedule to this Agreement, the "Material Agreements"). The Company has previously furnished to Purchaser true, complete and correct copies of all written agreements, as amended, required to be listed on Schedule 4.27.

                  (b) Except as set out in the contracts and agreements referred to in Section 4.27(a), there are no shareholders, directors, officers, employees, consultants or agents of the Company who are entitled to a specified notice of termination or fixed term of employment or who cannot be dismissed upon such notice as is required by Applicable Law. Other than as disclosed in
Schedule 4.27, neither the Company nor any of its Affiliates or Subsidiaries is a party to any collective bargaining agreement or to negotiations for any such agreement or subject to any application for certification or threatened or apparent union organizing campaigns in respect of any employees of the Company or of its Affiliates or Subsidiaries (not covered under an existing collective bargaining agreement or relationship).

                  (c) Except as set forth on Schedule 4.27, none of the Material Agreements was entered into outside the ordinary course of business of the Company contains any unusual, onerous or burdensome provisions that will impair or adversely effect the operations of the Company or is reasonably likely to be performed at a material loss.

                  (d) The Material Agreements are each in full force and effect and are the valid and legally binding obligations of the Company and the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. Neither the Sellers nor the Company has received notice of default by the Company under any of the Material Agreements, including any contract or agreement relating to borrowed money to which the Company is a party or by or to which it or its assets are bound or subject, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Company thereunder. Neither the Company nor any of the other parties to any of the Material Agreements is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder. Neither the Sellers nor the Company has received notice of the pending or threatened cancellation, revocation or termination of any of the Material Agreements, including, any agreements relating to borrowed money to which the Company is a party or by or to which it or its assets are bound or subject, nor are any of them aware of any facts or circumstances which could lead to any such cancellation, revocation or termination.

                  (e) Except as otherwise indicated on Schedule 4.27, the consummation of the transactions contemplated hereby will not cause a breach or a default under, accelerate any obligations under, give rise to any right of termination, loss of benefit or other adverse action under, or in any way affect the continuation, validity and effectiveness of any of the Material Agreements. All Material Agreements will be in full force and effect and valid and binding, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally, on the parties thereto immediately after the Closing. Except as set forth on Schedule 4.27, the consummation of the transactions contemplated hereby will not require the notification or consent of any third party to any Material Agreement.

         4.28 Guaranties. Except as set forth on Schedule 4.28, the Company is not a party to any Guaranty, and no Person is a party to any Guaranty for the benefit of the Company.

         4.29 Products.

                  (a) There exists no set of facts (i) which could furnish a basis for the recall, withdrawal or suspension of any product, Governmental Authorization, approval or consent of any Governmental Authority with respect to any product distributed or sold by the Company (a "Product"), (ii) which could furnish a basis for the recall, withdrawal or suspension by order of any state, federal, provincial or foreign court of law of any Product, or (iii) which could have a Material Adverse Effect on the continued operation of any facility of the Company or which could otherwise cause the Company to recall, withdraw or suspend any such Product from the market or to change the marketing classification of any such Product. To the knowledge of the Sellers and the Company, there are no defects in the designs, specifications, or process with respect to any Product sold or otherwise distributed that will give rise to any Losses or that will cause such Products to not be useable as intended or marketed.

                  (b) The Company has neither received nor sent any correspondence, and no correspondence has been sent on behalf of the Company, during the past five (5) years from or to any Governmental Authority.

         4.30 Environmental and Safety Matters.

                  (a) For purposes of this Agreement, the term "Environment" shall mean all components of the earth, including, without limitation, air (and all layers of the atmosphere), land (and all surface and subsurface soil, underground spaces and cavities and all land submerged under water) and water (and all surface and underground water), organic and inorganic matter and living organisms, and the interacting natural systems that include components referred to above in this definition; "Environmental and Safety Requirements" shall mean any and all applicable statutes, regulations, ordinances, by-laws, codes and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law and civil law in Canada (whether federal, provincial, municipal, or local) and in the United States of America (whether federal, state or local), in each case concerning pertaining to the Environment, health and safety matters or conditions, transportation of Hazardous Substances, Hazardous Substances, pollution or protection of the Environment, including, without limitation: (i) on-site or off-site contamination; (ii) public health and safety; (iii) occupational health and safety; (iv) chemical substances or products; (v) the presence, use, production, generation, handling, transport, treatment, storage, distribution, labeling, testing, processing, manufacture, packaging, sale, recycling, disposal, destruction, incineration, burial, advertising, display, handling, and Release into the Environment, pollutants, contaminants, chemicals or other industrial, toxic or radioactive substances or Hazardous Substances; and (vi) any preventive measures, remedial action and notifications in connection with the foregoing; "Environmental Lien" shall mean any lien, whether recorded or unrecorded, in favor of any Governmental Authority, relating to any liability of the Company, or the Sellers with respect to the Company, arising under any Environmental and Safety Requirements; and "Hazardous Substances" shall mean any substance, whether waste, liquid, gaseous or solid matter, fuel, micro-organism, ray, odor, radiation, energy, vector, plasma and organic or inorganic matter, which is or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Applicable Law, including without limitation pesticides, petroleum products or byproducts, asbestos, polychlorinated biphenyls or noise.

                  (b) Except as set forth on Schedule 4.30, the Company has complied with and is currently in compliance with all Environmental and Safety Requirements except for any non-compliance which would not have a Material Adverse Effect, and neither the Sellers nor the Company has received any oral or written notice, report, citation, order, complaint, penalty or information regarding any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its properties or facilities. Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all permits, licenses, certificates of authorization, registrations and other authorizations (collectively, "Environmental Permits") that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business as it is presently being conducted, as it has been conducted in the past and except for any non-compliance which would not have an Material Adverse Effect. A list of all such Environmental Permits of the Company is set forth on Schedule 4.30 attached hereto.

                  (c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Company or otherwise for site investigation or cleanup, or notification to or consent of any Governmental Authority or Regulatory Entities or third parties under any Environmental and Safety Requirements (including any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (d) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including any Hazardous Substance), or owned, occupied or operated any facility or property, so as to give rise to Liabilities of the Company for clean-up costs, remedial work, personal injury claims, natural resource damages or attorneys fees pursuant to any Environmental and Safety Requirements. Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of the Company prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements (including those Liabilities relating to onsite or offsite Releases or threatened Releases or of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage).

                  (e) The Company has not either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                  (f) No Environmental Lien has attached to any Real Property.

         4.31 Accounts Receivable, Notes Receivable. All accounts and notes receivable of the Company have arisen in the ordinary course of business, represent valid obligations to the Company for sales made, services performed or other charges, are not subject to claims or set-off, or other defenses or counter-claims, and, subject only to consistently recorded reserves for bad debts (which has been recorded on the Financial Statements and books and records of the Company in accordance with GAAP on a consistent basis in a manner consistent with past practice), have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms. All items which are required by GAAP to be reflected as accounts and notes receivable on the Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP on a consistent basis in a manner consistent with past practice. The Company has properly perfected in accordance with Applicable Law, to the extent applicable, enforceable interests (or title) in such accounts and notes receivable or other security interests related to such receivables.

         4.32 Accounts and Notes Payable. Schedule 4.32 sets forth a true and correct aged list of all accounts and notes payable of the Company as of the end of the month prior to the date hereof in excess of $1,000 to any one payee. All such accounts and notes payable have arisen in the ordinary course of business and represent valid indebtedness of the Company. All items which are required by GAAP to be reflected as accounts and notes payable on the Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP on a consistent basis in a manner consistent with past practice.

         4.33 Inventory Valuation. The raw materials, work in process, spare parts, and other inventory of the Company as set forth on the Financial Statements was, and the raw materials, work in process, spare parts, and other inventory of the Company currently is, in usable or salable condition in the ordinary course of business at the amounts carried on the Financial Statements and currently on the books and records of the Company, respectively. The raw materials, work in process, spare parts, and other inventory are not obsolete or excessive and are of at least the standard quality for such items; are suitable for the manufacture and distribution of Company's Products of standard quality for such products; and are not in excess of the normal purchasing patterns of the Company. There is no adverse condition affecting the supply of materials available to the Company. The amounts of the inventories reflected on the Financial Statements and on the books and records of the Company have been determined in accordance with GAAP consistently applied.

         4.34 No Material Adverse Change. Except for PAL Health Technology Inc., which advised the Company in June 2002 that it will no longer do business with the Company, since May 31, 2002, there has been no Material Adverse Change with respect to the Company, whether or not covered by insurance.

         4.35 Absence of Certain Business Practices. None of the Sellers, the Company, their related parties or any Affiliates or any other Person acting on behalf of or associated with the Company or any individual related to any of the foregoing Persons, acting alone or together, has with respect to the business or activities of the Company: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Company has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) may subject the Company to any damage or any penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had a Material Adverse Effect on the assets, business or, operations of the Company as reflected in the Financial Statements or (iii) if not continued in the future, may have a Material Adverse Effect the assets, business or operations of the Company or subject the Company to suit or penalty in any private or governmental litigation or proceeding.

         4.36 Insolvency. The Sellers are able to pay their debts as they mature and the transfer of the Securities by the Sellers to the Purchaser in accordance with the terms of this Agreement shall not constitute a voidable preference or transfer in fraud of any creditor under applicable federal or state insolvency law.

         4.37 Review of Forms. The Sellers have (1) received and carefully reviewed the Langer 10-K and Langer's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by Langer with the SEC since January 1, 2001 and (2) had the opportunity to ask questions and receive answers from Langer concerning such forms and the documents incorporated by reference therein and to obtain any documents relating to Langer which are on file with the SEC and available for inspection by the public. The Sellers are aware of the risks inherent in an investment in Langer and specifically the risks of an investment in the Langer Common Stock. In addition, the Sellers are aware and acknowledge that there can be no assurance of the future viability or profitability of Langer, nor can there be any assurance relating to the current or future price of the Langer Common Stock, as quoted on the NASDAQ Small Cap Market, or market conditions generally.

         4.38 Investment Representations. The Sellers are acquiring the Consideration Shares for their own account and will not sell, transfer, or otherwise dispose of (including pursuant to a liquidating dividend or otherwise) any of the Consideration Shares or any interest therein, without registration under the Securities Act and applicable state "blue sky" laws, except in a transaction which in the opinion of counsel reasonably acceptable to Langer is exempt therefrom. Each of the Sellers is an "accredited investor" as that term is defined in rules promulgated under the Securities Act. The Sellers have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Langer Common Stock and has obtained, in its judgment, sufficient information from Langer to evaluate the merits and risks of an investment in the Langer Common Stock.. The Sellers have been provided the opportunity to obtain information and documents concerning Langer and the Langer Common Stock, and has been given the opportunity to ask questions of, and receive answers from, the directors and officers of Langer concerning Langer and the Langer Common Stock and other matters pertaining to this investment. The Sellers are acquiring the Consideration Shares for their own account, for investment purposes only, and not with a view to or for the resale, distribution or fractionalization thereof. The Sellers acknowledge that the offer of the Langer Common Stock will not be reviewed by any governmental agency and is being sold to the Sellers in reliance upon exemption from the Securities Act. The Sellers acknowledge that certificates representing the Consideration Shares will bear the legend set forth in Section 2.4.

         4.39 Resale of Consideration Shares. The Sellers will resell the Consideration Shares only pursuant to registration under the Securities Act or pursuant to an available exemption from registration, including in accordance with the provisions of Regulation S adopted under the Securities Act, and agrees not to engage in hedging transaction with regard to the Consideration Shares unless in compliance with the Securities Act;

         4.40 Disclosure. No representation or warranty of the Sellers or the Company contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of the Sellers or the Company to Langer and/or the Purchaser or its agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits or will omit to state a material fact necessary in order to provide a prospective purchaser of the Securities with full and proper information as to the business, financial condition, assets, results of operation or prospects of the Company and the value of its properties or the ownership or operation of the Company. There is no fact known to either of the Sellers or the Company, or which reasonably should be known to either of the Sellers or the Company, which the Sellers or the Company has not disclosed to Langer and Purchaser in writing with respect to the transactions contemplated hereby.


                                    ARTICLE V

                         INDEMNIFICATION; RELEASES, ETC.

         5.1 Survival of the Representations and Warranties. The representations and warranties of Langer, the Purchaser, and the Sellers set forth in this Agreement, the Sellers' Ancillary Agreements, the Purchaser Ancillary Agreement, and the Langer Ancillary Agreements shall survive the Closing Date for a period of two (2) years; provided that the representations and warranties set forth in Sections 4.14, 4.26 and 4.30 shall survive the Closing and remain in effect until the expiration of the applicable statute of limitations.

         5.2 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement.

         5.3 Indemnification Generally.

                  (a) By the Sellers. The Sellers, agree, jointly and severally, to be responsible for, pay, indemnify and hold harmless Langer and the Purchaser, and, following the Closing, the Company, and their respective shareholders, directors, officers, employees, consultants and agents (the "Purchaser Indemnified Parties") from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, Taxes, penalties, interest, costs and expenses, including reasonable fees and disbursements of counsel (collectively, "Losses") arising from, in connection with, or incident to: (i) any breach, or inaccuracy of any of the representations or warranties of the Sellers contained in this Agreement or in any of the Sellers' Ancillary Agreements, (ii) any breach of Sellers of any covenants or agreements contained in this Agreement or in any of the Sellers' Ancillary Agreements, (iii) any failure by the Sellers to perform any obligations contained in this Agreement or in any of the Sellers' Ancillary Agreements; (iv) any liability resulting from any litigation involving the Company, if no accrual for such liability was taken into account in the preparation of the Closing Date Balance Sheet or if an accrual for such liability was taken into account in the preparation of the Closing Date Balance Sheet, to the extent such liability exceeds the accrual for such liability set forth on the Closing Date Balance Sheet, regardless of whether or not such litigation was disclosed by the Sellers on Schedule 4.6; (v) any and all Taxes and related penalties, interest or other charges for any unaccrued or unreported Tax liabilities with respect to the Sellers or the Company for all periods prior to or including the Closing Date; and (vi) except for those claims or liabilities specifically identified, disclosed and excluded or otherwise limited herein, any and all claims or liabilities arising out of, relating to, resulting from or caused (whether in whole or in part) by any transaction, event, condition, occurrence or situation in any way relating to the Company, the Sellers or the conduct of the business of the Company arising or occurring on or prior to the Closing Date without regard to whether such claim exists on the Closing Date or arises at any time thereafter.

                  (b) By Langer and the Purchaser. Langer and the Purchaser agree, jointly and severally, to be responsible for, pay and indemnify and hold harmless the Sellers, and their respective directors, officers, employees and agents ("Seller Indemnified Parties") from, against and in respect of, the full amount of any and all Losses arising from, in connection with, or incident to
(i) any breach or inaccuracy of any of the representations or warranties of Langer or the Purchaser contained in this Agreement, any of the Langer Ancillary Agreements or the Purchaser Ancillary Agreements; (ii) any breach of Langer or the Purchaser of any covenants or agreements contained in this Agreement, any of the Langer Ancillary Agreements or the Purchaser Ancillary Agreements; (iii) any failure by Langer or the Purchaser to perform any obligations contained in this Agreement, any of the Langer Ancillary Agreements or the Purchaser Ancillary Agreements; and (iv) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

                  (c) Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party".

                           (i) An Indemnified Party under this Agreement shall,
with respect to claims for Losses asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement, to the extent reasonably possible, but not later than ten (10) days prior to, with respect to claims for Losses arising after the date hereof, the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however that any failure to give such notice will not waive any rights of the Indemnified Party, except to the extent the rights of the Indemnifying Party are materially prejudiced; and provided, further that the Indemnified Party shall have no obligation to give notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity if the facts or circumstances relating to or giving rise to such liability are disclosed on a schedule hereto.

                           (ii) Subject to Section 5.3(c)(iii), the Indemnified
Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, and in any such case the Indemnifying Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnifying Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnifying Party shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnifying Party has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

                           (iii) If any third Person claim, action or suit
against any Indemnified Party is (x) solely for money damages or (y) if either of the Sellers is the Indemnifying Party and such claim, action, or suit will not have a Material Adverse Effect, then with respect to each of (x) and (y) above the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder if the Indemnifying Party has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnifying Party has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

                           (iv) With regard to any and all claims for which
indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of (the "Final Determination"): (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no good faith dispute as to the applicability of indemnification, the reasonable legal fees and expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such legal fees and expenses are a liability of the Indemnifying Party.

                  (d) Limitations on Indemnification. (i) Anything in this Agreement to the contrary notwithstanding, no indemnification payment shall be made to the Purchaser Indemnified Parties until the amounts which the Purchaser Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $100,000, at which time the Purchaser Indemnified Parties shall be indemnified dollar for dollar to the extent any liability with respect to such matters exists. The indemnification provisions set forth in Section 5.3(a)(i) (with respect to a breach of Sections 4.14, 4.26 and 4.30), 5.3(a)(ii) (with respect to a breach of Sections 7.1, 7.2 and 7.4), 5.3(a)(iii), 5.3(a)(iv), and 5.3(a)(v), or a claim based upon "fraud" (as hereinafter defined) shall not be subject to the limitations set forth in this
Section 5.3(d)(i) and shall be indemnified to the Purchaser Indemnified Parties dollar for dollar to the extent any liability with respect to such matters exists. Anything in this Agreement to the contrary notwithstanding, no indemnification payment shall be made to the Seller Indemnified Parties until the amounts which the Seller Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $100,000, at which time the Seller Indemnified Parties shall be indemnified dollar for dollar to the extent any liability with respect to such matters exists. Notwithstanding the foregoing, the Seller Indemnified Parties shall be indemnified dollar for dollar with respect to any liability arising out of Langer's breach of Sections 2.4(d) and 3.6 hereof, and also Section 3.7 hereof solely to the extent that Langer's breach of Section 3.7 causes Langer to not be in compliance with the requirements of Rule 144(c) promulgated under the Securities Act.

                           (ii) The maximum aggregate liability of the Sellers
for any claim arising from or relating to this Agreement or the transactions contemplated hereby, whether asserted as breach of contract, tort, violation of statute or otherwise, irrespective of the theory or basis of such claim, shall not exceed $2,450,000, provided, that the limitation set forth in this sentence shall not apply to (1) any breach by Sellers of the representations, warranties or covenants contained in Sections 4.6, 4.14, 4.26, 4.30, 7.1 or 7.2 of this Agreement, (2) the indemnification provisions set forth in Sections 5.3(a)(ii), 5.3(a)(iii) and 5.3(a)(v) or (3) the commission of "fraud" by the Sellers or the Company with respect to any matters pertaining to this Agreement and the consummation of the transactions contemplated hereby. The maximum aggregate liability of Langer and the Purchaser for any claim arising from or relating to this Agreement or the transactions contemplated hereby, whether asserted as breach of contract, tort, violation of statute or otherwise, irrespective of the theory or basis of such claim, shall not exceed $2,450,000; provided, that the limitation set forth in this sentence shall not apply to the commission of "fraud" by Langer or the Purchaser with respect to any matters pertaining to this Agreement and the consummation of the transactions contemplated hereby. For purposes of this Section 5.3(d), the term "fraud" shall include any willful, grossly negligent or intentional misrepresentation or the making of any untrue statement of a material fact or the omission to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading if the person making such untrue statement of a material fact or omitting to state such material fact had actual knowledge that such statement or omission was untrue when made or omitted.

         5.4 General Releases. Except for any obligation of Langer and Purchasers under this Agreement and the Purchaser Ancillary Agreements, as additional consideration for the sale of the Securities pursuant to this Agreement, the Sellers, on behalf of themselves, their Subsidiaries, Affiliates, officers, directors, employees, consultants, and agents hereby unconditionally and irrevocably release and forever discharges, effective as of the Closing Date, the Company, the Company's Subsidiaries, and the officers, directors, employees and agents of the Company and their Subsidiaries, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown ("Claims"), relating to the Company or its Subsidiaries which ever existed or now exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of the Company to the Sellers. The Sellers expressly intend that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known or anticipated by the Sellers.

         5.5 Tax Covenants.

                  (a) The Sellers shall be responsible for, and shall pay or cause to be paid, and shall indemnify and hold the Company, Langer, the Purchaser, and their Affiliates and successors (the "Purchaser Tax Indemnified Parties") harmless from and against any and all Taxes on an After-Tax Basis that may be imposed on or assessed against them or any one of them on account of Taxes imposed upon the Company or its assets (i) with respect to all taxable periods ended on or prior to the Closing Date, if and to the extent, but only to the extent, that the liability for such Taxes exceeds the liabilities or accruals taken into account in the preparation of the Closing Date Balance Sheet for Taxes relating to such periods; (ii) with respect to any Person other than the Company arising under Reg. Section 1.1502-6 (or any similar provision or state, local, or foreign law), or as a transferee or successor or by contract or otherwise; (iii) with respect to any and all Taxes allocated to Sellers pursuant to Section 5.5(c) hereof; (iv) with respect to any Taxes incurred by or imposed upon the Company, Langer, or the Purchaser in connection with the transactions contemplated hereby; (v) with respect to Tax liabilities of the Sellers arising after the Closing Date, or (vi) arising from any misrepresentation or breach of warranty contained in Section 4.27 hereof. The Seller shall also pay or cause to be paid and shall indemnify and hold harmless the Purchaser Tax Indemnified Parties from and against all Losses, damages and reasonable third party costs and expenses (including reasonable attorney, accountant and expert witness fees and disbursements) ("Related Costs") incurred in connection with the Taxes for which the Sellers indemnify the Purchaser Tax Indemnified Parties pursuant to this Section 5.5(a) (or any asserted deficiency, claim demand, assessment or reassessment, including the defense or settlement thereof) or the enforcement of this Section 5.5(a). Any payment required to made by the Sellers pursuant to this Section 5.5(a) shall be made within 30 days after written notice from the Purchaser.

                  (b) The Purchaser shall be responsible for, and shall pay or cause to be paid, and shall indemnify and hold the Sellers harmless from and against, any and all Taxes that may be imposed on or assessed against the Sellers on account of Taxes imposed on the Company or its assets (i) with respect to taxable periods of the Company beginning after the Closing Date, and
(ii) any and all Taxes allocated to the Purchaser pursuant to Section 5.5(c) hereof. The Purchaser shall also pay or cause to be paid and shall indemnify and hold harmless the Sellers from and against all Related Costs of the Sellers incurred in connection with the Taxes for which the Purchaser indemnifies the Sellers pursuant to this Section 5.5(b) (or any asserted deficiency, claim, demand, assessment or reassessment, including the defense or settlement thereof) or the enforcement of this Section 5.5(b). Any payment required to be made by the Purchaser pursuant to this Section 5.5(b) shall be made within 30 days of written notice from the Sellers.

                  (c) The Sellers shall be responsible for filing or causing to be filed all Tax Returns required to be filed by or on behalf of the Company on or before the Closing Date, which Tax Returns shall be filed within 75 days after the Closing Date. The Sellers shall provide to the Purchaser, for review and approval, a copy of each such Tax Return at least three (3) weeks prior to the end of such 75 day period. The Purchaser's approval shall not be unreasonably withheld, and in no event shall this section operate to cause any such return to be filed after the due date (including any extension thereof) for the filing of such return. The Purchaser shall be responsible for filing or causing to be filed all Tax Returns required to be filed by or on behalf of the Company after the Closing Date (other than Tax Returns for periods ending on or before the Closing Date but not due until after the Closing Date.

                  (d) The Sellers and the Purchaser shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information and personnel as may be reasonably required for the payment of any estimated Taxes and the preparation of any Tax Returns required to be prepared hereunder. The Sellers and the Purchaser shall make available to the other, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities of the Company and the Company Subsidiaries for all taxable periods thereof ending on, before or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof; provided, however, that if a proceeding has been instituted for which the information, records or documents are required prior to the expiration of the applicable statute of limitations, then such information, records or documents shall be retained until there is a final determination with respect to such proceeding.

                  (e) The Purchaser and the Sellers shall promptly notify each other in writing upon receipt by the Purchaser or the Sellers, as the case may be, of any notice of any Tax audits of or assessments or reassessments against the Company for taxable periods ending on or before the Closing Date. The failure of one party promptly to notify the other party of any such audit or assessment or reassessment shall not forfeit the right to indemnity except to the extent that a party is materially prejudiced as a result. The Purchaser shall have the sole right to represent the

Company's interests in any Tax proceeding relating to such Tax audits or assessments or reassessments and to employ counsel of its choice at its expense. The Purchaser, on the one hand, and the Sellers, on the other, each agree to cooperate fully with the other and its or their respective counsel in the defense against or compromise of any claim in any Tax proceeding.

                  (f) All obligations under this Section 5.5 shall survive the Closing hereunder and continue until 10 days following the expiration of the statute of limitations on assessment or reassessment of the relevant Tax. Notwithstanding the foregoing, any claim for indemnification hereunder shall survive such termination date if, prior to the termination date, the party making the claim shall have advised the other party in writing of facts that may constitute or give rise to an alleged claim for indemnification, specifying in reasonable detail the basis under this Agreement for such claim.


                                   ARTICLE VI

                               CLOSING; DELIVERIES

         6.1 Closing; Effective Date. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019, on January 13, 2003, or on such other date and at such other place as may be agreed to by the parties. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

         6.2 Closing Date Deliveries by the Sellers and the Company. At the Closing, the Sellers and the Company shall deliver the following documents to
Purchaser:

                  (a) the certificates representing the Securities, together with stock powers duly executed in blank;

                  (b) certificates, dated the Closing Date, of the respective Secretaries of 9117 and the Company, setting forth the authorizing resolutions adopted by the Sellers' and the Company's Boards of Directors approving this Agreement and the Sellers' Ancillary Agreements and the documents and transactions contemplated hereby and thereby;

                  (c) the written resignations of each of the directors and officers of the Company, as may be requested by Purchaser, effective upon Closing;

                  (d) the minute books of the Company, including corporate seals, unissued stock certificates, stock registers, certificates of incorporation, bylaws and corporate minutes, and other formation and organizational documents, certified by the Secretaries of the Company and the Sellers;

                  (e) certificates issued by the Secretary of State or other similar appropriate governmental department, as to the good standing of the Company in its jurisdiction of incorporation and certifying its certificate of incorporation, as amended to date;

                  (f) the Escrow Agreement, duly executed by each of the Sellers;

                  (g) an Employment Agreement between Henry and the Purchaser, substantially in the form attached hereto as Exhibit 2, duly executed by Henry (the "Employment Agreement");

                  (h) Lock-Up Agreement in favor of Langer, substantially in the form attached hereto as Exhibit 3, duly executed by the Sellers (the "Lock-Up Agreement"); and

                  (i) the favorable legal opinion of McCarthy Tetrault, legal counsel to the Sellers and the Company, dated the Closing Date, addressed to Langer and the Purchaser, in a form reasonably satisfactory to Langer and the Purchaser.

         6.3 Closing Date Deliveries by Langer and the Purchaser. At Closing, Langer and the Purchaser shall deliver the following documents and funds to the
Sellers:

                  (a) a wire transfer of funds (provided that the Sellers shall, at least one business day prior to Closing, have furnished appropriate wire instructions) to the Sellers in the aggregate amount of the Cash at Closing;

                  (b) a certificate, dated the Closing Date, of the Secretary of each of Langer and the Purchaser, setting forth the authorizing resolutions adopted by Langer's and the Purchaser's Board of Directors approving the terms and conditions of this Agreement, the Langer Ancillary Agreements, and the Purchase Ancillary Agreements and the documents and transactions contemplated hereby and thereby;

                  (c) a certificate of the Secretary of State of the State of Delaware, as of a recent date, as to the good standing of Langer, and Langer's certificate of incorporation;

                  (d) a certificate issued by the appropriate governmental department, as to the good standing of the Purchaser in its jurisdiction of incorporation, and the Purchaser's certificate of incorporation;

                  (e) the Escrow Agreement, duly executed by each of Langer and the Purchaser;

                  (f) the Employment Agreement, duly executed by the Purchaser;

                  (g) the favorable legal opinion of Kane Kessler, P.C., legal counsel to Langer and the Purchaser, dated the Closing Date, addressed to the Sellers, in a form reasonably satisfactory to the Sellers;

                  (h) the favorable legal opinion of Stikeman Elliott, Canadian legal counsel to Langer and the Purchaser, dated the Closing Date, addressed to the Sellers, in a form reasonably satisfactory to the Sellers;

                  (i) the Exemption; and

                  (j) a certificate, duly signed on behalf of Langer, certifying that no order ceasing or suspending trading in any securities of Langer or prohibiting the issuance and/or sale of the Consideration Shares is in effect and no proceedings for such purchase are, to the knowledge of Langer, threatened.

         6.4 Closing Date Deliveries by Langer and/or the Purchaser to the Escrow Agent. At Closing, Langer and the Purchaser shall deliver the Escrowed Cash and the Consideration Shares to the Escrow Agent.


                                   ARTICLE VII

                         COVENANTS AND OTHER AGREEMENTS

         7.1 Non-competition. For purposes of this Section 7.1, all references to Langer, the Purchaser, or the Company shall be deemed to include all of the Affiliates, Subsidiaries, successors and assigns of Langer, the Purchaser, or the Company, as the case may be, and all references to the Sellers shall be deemed to include the Seller and their affiliate, successors and assigns. The Sellers acknowledge that in order to assure Langer and the Purchaser that Langer and the Purchaser will retain the value of the Company as a "going concern," the Sellers agree, on the terms set forth in this Section 7.1, not to utilize their special knowledge of the business of the Company and their relationships with customers, suppliers and others to compete with Langer, the Purchaser, or the company, subject to the terms hereafter set forth. For the Restricted Period (as defined below), the Sellers and their Affiliates shall not engage or have an interest in any Competitive Business, anywhere in (i) the United States of America or its territories and possessions, including, but not limited to, Puerto Rico, (ii) Canada, (iii) Europe, (iv) Japan, or (v) any other geographic area where Langer, the Purchaser, or the Company does business or in which any of Langer's, the Purchaser's or the Company's products are marketed, as principal, officer, agent, employee, director, partner or stockholder (except as an owner of two percent (2%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), or through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any Competitive Business. In addition, during the Restricted Period, the Sellers and their Affiliates shall not, and shall not permit any of their employees, agents or others then under their control to, directly or indirectly, on behalf of the Sellers or their Affiliates, or any other Person, (i) accept Competitive Business from, or solicit the Competitive Business of any Person who is, or who had been at any time during the three (3) years prior to such solicitation, a customer or supplier of any of Langer, the Purchaser, the Company, or their respective Subsidiaries or any successor to the business of Langer, the Purchaser, the Company, or their Subsidiaries, (ii) accept Competitive Business from, or solicit the Competitive Business of any Person who, at any time during the two
(2) years prior to such
solicitation, had discussions with Langer, the Purchaser, the Company, or any of their respective Subsidiaries regarding becoming a customer of any of such companies, or (iii) recruit or otherwise solicit or induce any person who is an employee or consultant of, or otherwise engaged by, Langer, the Purchaser, the Company, or their Subsidiaries, or any successor to the business of Langer, the Purchaser, the Company, or their Subsidiaries to terminate his or her employment or other relationship with Langer, the Purchaser, the Company or their Subsidiaries, or such successor, or hire any person who has left the employ of Langer, the Purchaser, the Company, or their Subsidiaries, or any such successor during the two (2) years preceding such solicitation. The Sellers and their Affiliates shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, copyright, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by Langer, the Purchaser, the Company, or their Subsidiaries in connection with any product or service, whether or not such use would be in a Competitive Business. The Sellers acknowledge that compliance with the restrictions set forth in this Section 7.1 will not prevent any of them from earning a livelihood. As used herein, the "Restricted Period" shall mean the period ending on the fifth anniversary of the Closing Date. As used herein, the phrase "Competitive Business" means any business, other than the development, distribution and sale of the Tri-Logic Software, competitive with business engaged in by Langer, the Purchaser, or the Company as of the date hereof and at any time during the Restricted Period.

         7.2 General Confidentiality. For purposes of this Section 7.2, all references to Langer, the Purchaser, or the Company shall be deemed to include all of the Affiliates, Subsidiaries, successors and assigns of Langer, the Purchaser, or the Company, as the case may be, and all references to the Sellers shall be deemed to include the Seller and their Affiliates, successors and assigns. The Sellers acknowledge that the intangible property and all other confidential or proprietary information with respect to the business and operations of the Company are, after the Closing Date, valuable, special and unique assets of Langer and the Purchaser. The Sellers shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Company, whether or not for their own benefit, without the prior written consent of Langer and the Purchaser, including (i) trade secrets, designs, formulae, drawings, intangible property, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data;
(ii) information relating to the products developed by Langer, the Purchaser, or the Company, (iii) the names of Langer's, the Purchaser's, and the Company's customers and contacts, Langer's, the Purchaser's, and the Company's marketing strategies, the names of their vendors and suppliers, the cost of materials and labor, the prices obtained for services sold (including the methods used in price determination, manufacturing and sales costs), lists or other written records used in the business of Langer, the Purchaser, or the Company, compensation paid to employees and consultants and other terms of employment, production operation techniques or any other confidential information of, about or pertaining to the business of Langer, the Purchaser, and the Company, and any other information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with Langer, the Purchaser, or the Company, (iv) all tangible material that embodies any confidential and proprietary information as well as all records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the business of Langer, the Purchaser, or the Company, and (v) any other confidential information or trade secrets relating to the business or affairs of Langer or the Purchaser which the Sellers may acquire or develop in connection with or as a result of their performance of the terms and conditions of this Agreement. Notwithstanding anything to the contrary set forth in this
Section 7.2, confidential and proprietary information shall not include (i) information that is known to the public or which may become known to the public without any fault of the Sellers or in violation of any confidentiality restrictions imposed upon the Sellers, (ii) information that is required to be disclosed pursuant to subpoena or court order to the extent that such information is disclosed in compliance therewith, (iii) information that is required to be disclosed by Applicable Law or to any Governmental Authority to the extent that such information is disclosed in compliance therewith, (iv) information that is disclosed by the Sellers to their respective attorneys and accountants in connection with the enforcement of this Agreement to the extent that such attorneys and accountants are bound by the restrictions of the type set forth in this Section 7.2, or (v) the Tri-Logic Software and the Intellectual Property owned by Henry and Bonenfant related thereto. The Sellers acknowledge that Langer and the Purchaser would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of Langer and the Purchaser.

         7.3 Continuing Obligations; Equitable Remedies. The restrictions set forth in Sections 7.1 and 7.2 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Purchaser and the Company. The Sellers acknowledge that Langer and the Purchaser would be irreparably harmed and that monetary damages would not provide an adequate remedy to Purchaser or Langer in the event the covenants contained in Sections 7.1 and 7.2 were not complied with in accordance with their terms. Accordingly, the Sellers agree that any breach or threatened breach by any of them of any provision of Sections 7.1 or 7.2 shall entitle Purchaser and Langer to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to Purchaser. If the Sellers breach the covenant set forth in Section 7.1, the running of the non-compete period described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 7.1 and 7.2 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Section 7.1 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of Section 7.1 or 7.2 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce Sections 7.1 or 7.2 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney's fees and expenses incurred by the prevailing party in such action.

         7.4 Collection of Receivables.

                  (a) The Sellers hereby guarantee the collection of 100% of the Company's accounts receivable included in the calculation of Closing Date Balance Sheet (the "Closing Date Receivables"), not later than 90 days after the Closing Date (the "AR Deadline"). If any amount of the Closing Date Receivables is not collected as of the AR Deadline, the Purchaser shall give notice thereof to the Seller, and the Seller shall promptly reimburse the Purchaser for the amount thereof. The Company's accounts receivable shall be collected in such manner after the Closing Date as the Purchaser deems appropriate, and payments from the account debtors shall be applied in such manner as the Purchaser shall determine. The Sellers agree that, from and after the Closing Date, the Company shall have the right and authority to collect for its own account the Closing Date Receivables in accordance with the procedures and policies of the Purchaser applicable under the circumstances, but the Company shall have no obligation to resort to legal action or other third party collection methods.

                  (b) Any amounts received from the account debtor of a Closing Date Receivable shall be applied as the Company may determine, except for amounts which the account debtor has directed to be applied to a particular debt.

                  (c) To the extent that any Closing Date Receivable remains outstanding upon expiration of the AR Deadline, the Company may, at the Purchaser's discretion, continue to attempt to collect such Closing Date Receivable, or may give notice of the non-collectability of such Closing Date Receivable to the Sellers, and the Sellers shall have the opportunity, during the ten-day period following the date of such notice, to consult with and advise the Purchaser and the Company with respect to the manner in which such Closing Date Receivable may be collected, it being understood by the parties hereto that the Purchaser and the Company shall have the sole right, but not the obligation, to implement any such collection methods and that the Sellers shall not contact any account debtors in respect of such collection without the express written consent of the Purchaser in each instance. Upon the expiration of such ten-day period, the Purchaser shall have the right, in its sole discretion, to continue to pursue collection thereof; provided, however, that the Purchaser may at any time thereafter exercise its right of indemnification under Section 5.3; provided, however, that if Langer or the Purchaser seek indemnification under the terms of this Agreement or otherwise and is awarded damages, Langer or the Purchaser, as the case may be, shall only be entitled to receive the greater of the amount of damages awarded or the amount of receivables owing, but not both.

                  (d) Upon receipt of payment of the uncollected Closing Date Receivables from the Sellers, Purchaser shall cause the Company to assign to the Sellers such uncollected Closing Date Receivables, and the Sellers shall have the right to pursue the collection of outstanding Closing Date Receivables for their own account within a reasonable time before the applicable statute of limitation for the collection of such funds has run; provided, that the Sellers shall confer with the Purchaser at least 10 days prior to taking legal action and, during such 10 day period or any time thereafter, the Purchaser, in its sole discretion, may elect to cause the Company to take back any outstanding Closing Date Receivable assigned to the Seller pursuant to this subsection (v), and the Sellers shall assign such outstanding Closing Date Receivable to the Purchaser. If the Purchaser elects to cause the Company to take back any such uncollected

Closing Date Receivable, the Purchaser shall reimburse the amount, if any, paid to it by the Sellers on account of the uncollectability of such Closing Date Receivable.

                  (e) The Sellers agree to use their best efforts not to injure any customer relationships of the Company, Langer, or the Purchaser in collecting the Receivables.

         7.5 Tri-Logic Software License. Henry and Bonenfant hereby grant to the Purchaser and the Company a two (2) year, fully paid, exclusive, worldwide license to use the Tri-Logic Software including any and all updates and enhancements thereto. Henry and Bonenfant represent and warrant that they own all right, title and interest in and to the Tri-Logic Software or otherwise have the right to grant to the Purchaser and the Company the license they purport to grant herein, and that the Purchaser and the Company may utilize the Tri-Logic Software without violating the Intellectual Property or contractual rights of any third party. In the event the Tr-Logic Software does not function in accordance with its specifications, Henry and Bonenfant will make commercially reasonable efforts to cause such software to comply with its specifications.

         7.6 Cost of Audits. The cost of the audit of the Company's financial statements for fiscal years ended May 31, 2002 and 2001 in accordance with United States generally accepted accounting principles and unaudited financial statements prepared in accordance with United States generally accepted accounting principles in the interim periods ended August 31, 2002 and 2001, including the fees and disbursements of Sainson Balir Deloitte & Touche and Boucher, Champagne, Thifault and Pellerin shall be paid as follows: (i) the Company shall pay the first $50,000 of the cost, and (ii) Langer shall pay any amount owed in excess of $50,000.


                                  ARTICLE VIII

                                   GUARANTEES

         8.1 Guarantees. Langer guarantees the payment by the Purchaser to the Sellers of any amount owing to the Sellers by the Purchaser under this Agreement and the Purchaser Ancillary Agreements and the performance by the Purchaser of all of its obligations under this Agreement and the Purchaser Ancillary Agreements.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid; telegraph; cable; or overnight courier to the following addresses (or to such other address as a party to receive such notice shall specify to the other parties hereto in accordance with the provisions of this section):

If to Langer or Purchaser:                 If to the Sellers:
450 Commack Rd.                            35, rue Bellefeuille
Deer Park, NY  11729                       Saint-Charles-Borromee (Quebec)
Attn.: Chief Executive Officer             J6E 7G9

with a copy to:                            with a copy to:
Kane Kessler, P.C.                         McCarthy Tetrault, LLP
1350 Avenue of the Americas                The Windsor
26th Floor                                 1170 Peel Street
New York, NY 10019                         Montreal (Quebec)
Attn.: Robert L. Lawrence, Esq.            H3B 4S8
                                           Attn.: Me Pierre D. Saint-Aubin

All such notices and communications shall be deemed effective as follows: if mailed, on the third business day following deposit in the mail; if sent by telegraph, or cable, when delivered to the telegraph or cable company, as the case may be, or if by overnight courier, on the day following delivery to the courier; provided that if such day is not a business day, such notice or communication shall be deemed effective on the next succeeding business day.

         9.2 Entire Agreement. This Agreement contains every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, including the letter of intent dated May 15, 2002 from Langer to the Company and Henry, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

         9.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

         9.4 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided, that Langer and the Purchaser may assign this Agreement to a corporation, partnership, or limited liability company of which either Langer or the Purchaser maintains majority control.

         9.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by its President or any Vice President or other person, who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement.

No failure by any party thereof to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

         9.6 No Third Party Beneficiary. Except for the provisions of Section 5.4, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         9.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of this Agreement relating to a time period or scope of activities is declared by a court of competent jurisdiction to exceed the maximum permissible time period or scope of activities, as the case may be, the time period or scope of activities shall be reduced to the maximum which such court deems enforceable.

         9.8 Expenses. Each party agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith. No expenses of the Sellers relating to the transactions contemplated hereby shall be paid by the Company, but all such fees shall be paid directly by the Sellers.

         9.9 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

         9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.11 Time of the Essence. Wherever time is specified for the doing or performance of any act or the payment of any funds, time shall be considered of the essence.

         9.12 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

         9.13 Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

         9.14 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

         9.15 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum. The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

         9.16 Participation of Parties. The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof.

         9.17 Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Securities.

         9.18 Publicity. No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made prior to or after the date hereof without the prior written consent of Langer and the Purchaser as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude any party or its affiliates from making any public announcement or filing pursuant to any federal or state securities laws or stock exchange rules.

         9.19 Language. The parties have requested that this Agreement and all related documents be drafted in the English language. Les parties ont demande que cette convention et tous documents s'y afferents soient rediges en langue anglaise.

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.


BI-OP LABORATORIES INC.              LANGER CANADA, INC.

  By:___________________________       By:___________________________
     Name:    __________________          Name:    __________________
     Title:   __________________          Title:   __________________

9117-3419 QUEBEC INC.                LANGER, INC.

  By:___________________________       By:___________________________
     Name:    __________________          Name:    __________________
     Title:   __________________          Title:   __________________



  ------------------------------
  RAYNALD HENRY


  ------------------------------
  MICHELINE GADOURY


  ------------------------------
   SYLVAIN BONENFANT, solely for the
   purpose of being bound by the terms
   and conditions of Section 7.5 hereof.